A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces and territories of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. These securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the "1933 Act"), or any state securities laws. Accordingly, except as permitted by the Underwriting Agreement and pursuant to an exemption from the registration requirements of the United States Securities Act of 1933 and state securities laws, these securities may not be offered or sold within the United States and this short form prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities within the United States. See "Plan of Distribution".

Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar authorities in Canada. For the purposes of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. Copies of the documents incorporated herein by reference may be obtained on request without charge from the secretary of Harvest Operations Corp., the administrator of Harvest Energy Trust, at Suite 2100, 330 – 5th Avenue S.W., Calgary, Alberta T2P 0L4, Toll free number 1 (866) 666-1178, and are also available electronically at www.sedar.com.
New Issue	January 17, 2007

PRELIMINARY SHORT FORM PROSPECTUS

$125,073,000
5,345,000 Trust Units

and

$200,000,000
7.25% Convertible Unsecured Subordinated Debentures

Harvest Energy Trust (the "Trust") is hereby qualifying for distribution 5,345,000 trust units ("Trust Units") of the Trust (the "Offered Units") at a price of $23.40 per trust unit and $200,000,000 aggregate principal amount of 7.25% convertible unsecured subordinated debentures (the "Debentures") of the Trust at a price of $1,000 per Debenture (collectively, the "Offering").

The Debentures have a maturity date of February 28, 2014 (the "Maturity Date"). The Debentures bear interest at an annual rate of 7.25% payable semi-annually on February 28 and August 31 in each year commencing August 31, 2007. The Debentures are redeemable by the Trust at a price of $1,050 per Debenture on or after March 1, 2010, and on or before February 28, 2011, at a price of $1,025 per Debenture on or after March 1, 2011 and on or before February 29, 2012 and at a price of $1,000 per Debenture on or after March 1, 2012 and before maturity on February 28, 2014, in each case, plus accrued and unpaid interest thereon, if any. See "Details of the Offering".

Debenture Conversion Privilege

Each Debenture will be convertible into Trust Units at the option of the holder at any time prior to the close of business on the Maturity Date, and the Business Day immediately preceding the date specified by the Trust for redemption of the Debentures, at a conversion price of $27.25 per Trust Unit, subject to adjustment in certain events. Holders converting their Debentures will receive accrued and unpaid interest thereon.

The issued and outstanding Trust Units are listed on the Toronto Stock Exchange (the "TSX") under the symbol HTE.UN and on the New York Stock Exchange ("NYSE") under the symbol HTE. On January 16, 2007, the closing price of the Trust Units on the TSX was $24.31 and on the NYSE was US$20.70. The Trust has applied to list the Offered Units, the Debentures and the Trust Units issuable on conversion, redemption or maturity of the Debentures on the TSX and the Offered Units and the Trust Units issuable on the conversion, redemption or maturity of the Debentures on the NYSE. Such listings will be subject to the Trust fulfilling all of the listing requirements of the TSX and the NYSE, respectively. The offering price of the Trust Units and the Debentures was determined by negotiation between Harvest Operations Corp. ("HOC"), on behalf of the Trust, and CIBC World Markets Inc. and TD Securities Inc. on their own behalf and on behalf of RBC Dominion Securities Inc., Scotia Capital Inc., BMO Nesbitt Burns Inc., National Bank Financial Inc., HSBC Securities (Canada) Inc., FirstEnergy Capital Corp., Canaccord Capital Corporation, Dundee Securities Corporation, GMP Securities L.P., Raymond James Ltd. and Tristone Capital Inc. (collectively, the "Underwriters").

ii

	Price: $23.40 per Trust Unit and $1,000 per Debenture

	Price to the Public	Underwriters' Fee	Net Proceeds to the Trust(1)
Per Trust Unit	$23.40	$1.17	$22.23
Total	$125,073,000	$6,253,650	$118,819,350
Per Debenture	$1,000	$40	$960
Total	$200,000,000	$8,000,000	$192,000,000
Total(2)	$325,073,000	$14,253,650	$310,819,350

Notes:

(1)    Before deducting expenses of the Offering, estimated to be $480,000, which will be paid from the general funds of the Trust.

(2)   The Trust has also granted to the Underwriters an option (the "Over-allotment Option") to purchase up to an additional 801,750 Trust Units at a price of $23.40 per Trust Unit and up to an additional $30,000,000 aggregate principal amount of Debentures at a price of $1,000 per Debenture on the same terms and conditions as the Offering, exercisable from time to time, in whole or in part, for a period of up to 30 days following closing of the Offering, to cover over-allotments, if any, and for market stabilization purposes. If the Over-allotment Option is exercised in full, the total Offering, Underwriters' fee and net proceeds to the Trust (before deducting expenses of the Offering) will be $373,833,950, $16,391,698 and $357,442,252, respectively. This prospectus also qualifies for distribution the grant of the Over-allotment Option and the issuance of Trust Units and Debentures pursuant to the exercise of the Over-allotment Option. See "Plan of Distribution".

In the opinion of Burnet, Duckworth & Palmer LLP, counsel to the Trust, and Macleod Dixon LLP, counsel to the Underwriters, on the basis of the applicable legislation in effect on the date hereof, and subject to the qualifications and assumptions discussed under the heading "Eligibility For Investment", the Offered Units and the Debentures and the Trust Units issuable on conversion, redemption or maturity of the Debentures, on the date of closing of the Offering, will be qualified investments under the Tax Act (as defined herein) for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans (except, in the case of the Debentures, a deferred profit sharing plan to which the Trust has made a contribution) and registered education savings plans. See "Eligibility for Investment".

The Underwriters, as principals, conditionally offer the Offered Units and the Debentures, subject to prior sale, if, as and when issued by the Trust and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under "Plan of Distribution" and subject to approval of certain legal matters relating to the Offering on behalf of the Trust by Burnet, Duckworth & Palmer LLP and on behalf of the Underwriters by Macleod Dixon LLP.
Maximum size or number
Underwriters' Position	of securities held	Exercise period	Exercise price
Over-allotment Option	801,750 Trust Units and	30 days following closing of the Offering	$23.40 per Trust Unit and
	$30,000,000 principal		$1,000 per Debenture
amount of Debentures

The head office of the Trust and the head office of HOC is located at 2100, 330 – 5th Avenue S.W., Calgary, Alberta, T2P 0L4.

Each of CIBC World Markets Inc., TD Securities Inc., RBC Dominion Securities Inc., Scotia Capital Inc., BMO Nesbitt Burns Inc., National Bank Financial Inc. and HSBC Securities (Canada) Inc. are direct or indirect wholly-owned subsidiaries of Canadian chartered banks which are lenders to HOC and to which HOC is currently indebted. Consequently, the Trust may be considered to be a connected issuer of these Underwriters for the purposes of securities regulations in certain provinces. The net proceeds of this Offering will be used to repay a portion of indebtedness to these banks outstanding as at October 31, 2006 related to the Trust's bridge financing and credit facilities incurred principally in connection with the Acquisition (as defined herein). See "Relationship Among the Trust and Certain Underwriters" and " Use of Proceeds".

iii

There is currently no market through which the Debentures may be sold and purchasers may not be able to resell Debentures purchased under this short form prospectus.

A return on an investment in the Trust is not comparable to the return on an investment in a fixed-income security. The recovery of an initial investment in the Trust is at risk, and the anticipated return on such investment is based on many performance assumptions. Although the Trust intends to make distributions of its available cash to holders of Trust Units ("Unitholders"), these cash distributions are not guaranteed and may be reduced or suspended. The actual amount distributed will depend on numerous factors including: the financial performance of the Trust's operating subsidiaries, debt obligations, working capital requirements and future capital requirements. In addition, the market value of the Trust Units or Debentures may decline if the Trust's cash distributions decline in the future, and that market value decline may be material.

It is important for an investor to consider the particular risk factors that may affect the industry in which it is investing, and therefore the stability of the distributions that it receives. See the Acquisition BAR, which is incorporated by reference into this short form prospectus and "Risk Factors".

The after tax return from an investment in Trust Units to Unitholders subject to Canadian income tax can be made up of both a return on capital and a return of capital. That composition may change over time, thus affecting an investor's after tax return. On December 21, 2006, the Federal Minister of Finance released draft legislation to implement proposals originally announced on October 31, 2006 relating to the taxation of certain distributions from certain trusts and partnerships (the "October 31, 2006 Proposals"). Subject to the October 31, 2006 Proposals, returns on capital are generally taxed as ordinary income in the hands of a Unitholder who is resident in Canada for purposes of the Tax Act. Pursuant to the October 31, 2006 Proposals, commencing January 1, 2011 (provided the Trust only experiences "normal growth" and no "undue expansion" before then) certain distributions from the Trust which would have otherwise been taxed as ordinary income generally will be characterized as dividends in addition to being subject to tax at corporate rates at the Trust level. Returns of capital generally are (and under the October 31, 2006 Proposals will continue to be) tax-deferred for Unitholders who are resident in Canada for purposes of the Tax Act (and reduce such Unitholder's adjusted cost base in the Trust Unit for purposes of the Tax Act). Distributions, whether of income or capital to a Unitholder who is not resident in Canada for purposes of the Tax Act, or that is a partnership that is not a "Canadian partnership" for purposes of the Tax Act, generally will be subject to Canadian withholding tax. Prospective purchasers should consult their own tax advisors with respect to the Canadian income tax considerations applicable in their own circumstances. See "Canadian Federal Income Tax Considerations".

Subscriptions for Trust Units and Debentures will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that closing will occur on or about February 1, 2007 or such other date not later than February 22, 2007 as the Trust and the Underwriters may agree. Certificates for the aggregate principal amount of the Debentures may be issued in registered form to the Canadian Depository for Securities Limited ("CDS") and will be deposited with CDS on the date of closing. If certificates for Debentures are issued in such manner, no certificates evidencing the Debentures will be issued to subscribers for Debentures, except in certain limited circumstances, and registration will be made in the depositary service of CDS. Subscribers for Debentures will receive only a customer confirmation from the Underwriter or other registered dealer who is a CDS participant and from or through whom a beneficial interest in the Subscription Receipts or Debentures is purchased. See "Plan of Distribution".

The Trust Units and the Debentures are not "deposits" within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that Act or any other legislation. Furthermore, the Trust is not a trust company and, accordingly, it is not registered under any trust and loan company legislation as it does not carry on or intend to carry on the business of a trust company.

Dominion Bond Rating Service Limited ("DBRS") has confirmed a stability rating of STA-5 (low) to the Trust. See "Stability Rating".

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this short form prospectus, and in certain documents incorporated by reference herein, constitute forward-looking statements. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as "seek", "anticipate", "plan", "continue", "estimate", "expect", "may", "will", "project", "predict", "potential", "targeting", "intend", "could", "might", "should", "believe" and similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. HOC believes the expectations reflected in those forward-looking statements are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in, or incorporated by reference into, this short form prospectus should not be unduly relied upon. These statements speak only as of the date of this short form prospectus or as of the date specified in the documents incorporated by reference into this short form prospectus, as the case may be.

In particular, this short form prospectus, and the documents incorporated by reference herein, contain forward-looking statements pertaining to:

•	expected financial performance in future periods;
•	expected increases in revenue attributable to development and production activities;
•	estimated capital expenditures;
•	competitive advantages and ability to compete successfully;
•	intention to continue adding value through drilling and exploitation activities;
•	emphasis on having a low cost structure;
•	intention to retain a portion of the Trust's cash flows after distributions to repay indebtedness and invest in further development of Harvest's properties;
•	reserve estimates and estimates of the present value of the Trust's future net cash flows;
•	methods of raising capital for exploitation and development of reserves;
•	factors upon which HOC will decide whether or not to undertake a development or exploitation project;
•	plans to make acquisitions and expected synergies from acquisitions made;
•	expectations regarding the development and production potential of the Trust's properties;
•	treatment under government regulatory regimes including, without limitation, environmental and tax regulation;
•	overall demand for gasoline, low sulphur diesel, jet fuel, furnace oil and other refined products; and
•	the level of global production of crude oil feedstocks and refined products.
With respect to forward-looking statements contained in this short form prospectus and the documents incorporated by reference herein, the Trust has made assumptions regarding, among other things:
•	future oil and natural gas prices and differentials between light, medium and heavy oil prices;
•	the cost of expanding Harvest's property holdings;
•	the ability to obtain equipment in a timely manner to carry out development activities;
•	the ability to market oil and natural gas successfully to current and new customers;
•	the impact of increasing competition;
•	the ability to obtain financing on acceptable terms;
•	the ability to add production and reserves through development and exploitation activities; and
•	the ability to produce gasoline, low sulphur diesel, jet fuel, furnace oil and other refined products that meet our customers' specifications.
Some of the risks that could affect the Trust's future results and could cause results to differ materially from those expressed in the forward-looking statements include:
•	the volatility of oil and natural gas prices, including the differential between the price of light, medium and heavy oil;
•	the uncertainty of estimates of oil and natural gas reserves;
•	the impact of competition;
•	difficulties encountered in the integration of acquisitions;

•	difficulties encountered during the drilling for and production of oil and natural gas;
•	difficulties encountered in delivering oil and natural gas to commercial markets;
•	foreign currency fluctuations;
•	the uncertainty of the Trust's ability to attract capital;
•	changes in, or the introduction of new, government regulations relating to the oil and natural gas business including, without limitation, environmental or tax regulation;
•	costs associated with developing and producing oil and natural gas;
•	compliance with environmental and tax regulations;
•	liabilities stemming from accidental damage to the environment;
•	loss of the services of any of Harvest's senior management or directors;
•	adverse changes in the economy generally;
•	the volatility of refining gross margins including the price of crude oil feedstocks as well as the prices for refined products; and
•	the stability of the Refinery throughput performance.

Statements relating to "reserves" are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the resources and reserves described can be profitably produced in the future. Readers are cautioned that the foregoing lists of factors are not exhaustive. The forward looking statements contained in this short form prospectus and the documents incorporated by reference herein are expressly qualified by this cautionary statement. Except as required by law, neither the Trust, HOC, nor any of the Underwriters undertakes any obligation to publicly update or revise any forward-looking statements and readers should also carefully consider the matters discussed under the heading "Risk Factors" in this short form prospectus and in the Acquisition BAR incorporated by reference into this short form prospectus.

NON-GAAP MEASURES

The Trust uses certain financial reporting measures that are commonly used as benchmarks within the oil and natural gas industry. These measures include: "Cash Flow" as cash flow from operating activities before changes in non-cash working capital and settlement of asset retirement obligations, "Payout Ratio", "Cash G&A", "Operating Netbacks" and "Throughput Margin". These measures are not defined under Canadian generally accepted accounting principles and should not be considered in isolation or as an alternative to conventional Canadian GAAP measures. Certain of these measures are not necessarily comparable to a similarly titled measure of another company or trust. When these measures are used, they have been footnoted and the footnote to the applicable measure notes that the measure is "non-GAAP" and contains a description of how to reconcile the measure to the applicable financial statements. These measures should be given careful consideration by the reader.

Specifically, management uses Cash Flow as cash flow from operating activities before changes in non-cash working capital and settlement of asset retirement obligations. Under Canadian GAAP, the accepted definition of cash flow from operating activities is net of changes in non-cash working capital and settlement of asset retirement obligations. Cash Flow as presented is not intended to represent an alternative to net earnings, cash flow from operating activities or other measures of financial performance calculated in accordance with Canadian GAAP. Management believes its usage of Cash Flow is a better indicator of the Trust's ability to generate cash flows from future operations. Payout Ratio and Operating Netbacks are additional non-GAAP measures used extensively in the Canadian energy trust sector for comparative purposes. Payout Ratio is the ratio of distributions to total Cash Flow. Operating Netbacks are always reported on a per boe basis, and include gross revenue, royalties, operating expenses, transportation and marketing costs, net of any realized gains and losses on related risk management contracts. Cash G&A are G&A expenses, excluding the effect of unit based compensation plans. Throughput Margin is commonly used in the refining industry to reflect the net cash received from the sale of refined product after considering the cost to purchase the feedstock and is calculated by deducting purchased products for resale and processing from total revenue.

GLOSSARY OF TERMS

In this short form prospectus, the following terms shall have the meanings set forth below, unless otherwise indicated:

"6.40% Debentures Due 2012" means the 6.40% convertible unsecured subordinated debentures of the Trust due October 31, 2012 assumed on February 3, 2006 pursuant to the terms of the Viking Arrangement;

"6.5% Debentures Due 2010" means the 6.5% convertible unsecured subordinated debentures of the Trust due December 31, 2010;

"7.25% Debentures Due 2013" means the 7.25% convertible unsecured subordinated debentures of the Trust due September 30, 2013, which were issued pursuant to the November 22, 2006 Offering;

"8% Debentures Due 2009" means the 8% convertible unsecured subordinated debentures of the Trust due September 30, 2009;

"9% Debentures Due 2009" means the 9% convertible unsecured subordinated debentures of the Trust due May 31, 2009;

"10.5% Debentures Due 2008" means the 10.5% convertible unsecured subordinated debentures of the Trust due January 31, 2008 assumed on February 3, 2006 pursuant to the terms of the Viking Arrangement;

"7 Senior Notes" means the 7 % senior notes of HOC due October 15, 2011 unconditionally guaranteed by the Trust;

"ABCA" means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder;

"Acquisition" means the acquisition of all of the shares of North Atlantic and related businesses and the entering into of the Supply and Offtake Agreement in accordance with the Purchase and Sale Agreement, which transactions were completed on October 19, 2006;

"Acquisition BAR" means the business acquisition report of the Trust dated December 11, 2006 relating to the Acquisition which has been filed on SEDAR at www.sedar.com;

"Administration Agreement" means the agreement dated September 27, 2002 between the Trustee and HOC pursuant to which HOC provides certain administrative and advisory services in connection with the Trust;

"AIF" means the Annual Information Form of the Trust dated March 30, 2006 incorporated by reference in this short form prospectus;

"Birchill" means Birchill Energy Limited, a private company which, at the date of its acquisition by HOC, owned the Birchill Properties;

"Birchill Properties" means the properties and assets of Birchill, which are described in "Recent Developments – Birchill Energy Limited";

"Board of Directors" means the board of directors of HOC;

"Breeze Trust No. 1" means Harvest Breeze Trust 1, a trust established under the laws of the Province of Alberta, wholly-owned by the Trust;

"Breeze Trust No. 2" means Harvest Breeze Trust 2, a trust established under the laws of the Province of Alberta, wholly-owned by the Trust;

"Business Day" means a day, which is not a Saturday, Sunday or statutory holiday, when banks in the place at which any action is required to be taken hereunder are generally open for the transaction of commercial banking business;

"Canadian GAAP" means Canadian generally accepted accounting principles;

"Credit Facilities" means, collectively, the credit facilities which are described in "Recent Developments – Credit Facilities";

"Debenture Trustee" means Valiant Trust Company or its successor as trustee under the Indenture;

"Debentures" means the 7.25% convertible unsecured subordinated debentures of the Trust due February 28, 2014 offered hereby;

"Existing Debentures" means, collectively, the 7.25% Debentures Due 2013, the 6.40% Debentures Due 2012, the 6.5% Debentures Due 2010, the 8% Debentures Due 2009, the 9% Debentures Due 2009 and the 10.5% Debentures Due 2008;

"DRIP Plan" means the Trust's Premium Distribution™, Distribution Reinvestment and Optional Trust Unit Purchase Plan;

"Exchangeable Shares" means the non-voting exchangeable shares in the capital of HOC. On June 22, 2006, all of the then outstanding Exchangeable Shares were redeemed in exchange for cash. No Exchangeable Shares are currently outstanding;

"GAAP" means accounting principles generally accepted in Canada;

"Harvest" means, collectively, the Trust and its subsidiaries, trusts and partnerships;

"HOC" means Harvest Operations Corp., a corporation incorporated under the ABCA and a wholly-owned subsidiary of the Trust. All references to "HOC", unless the context otherwise requires, are references to HOC and its predecessors;

"Indenture" means, collectively, the indenture dated January 29, 2004, a first supplemental indenture thereto dated August 10, 2004, a second supplemental indenture dated August 2, 2005, a third supplemental indenture dated November 22, 2006 and a fourth supplemental debenture thereto to be dated the date of closing of the Offering among the Trust, the Corporation and the Debenture Trustee governing the terms of the Debentures;

"Information Circular" means Proxy Statement of the Trust dated April 3, 2006 relating to the annual and special meeting of Unitholders held on May 23, 2006;

"Maturity Date" means February 28, 2014;

"NI 51-101" means National Instrument 51-101, Standards of Disclosure for Oil and Gas Activities;

"North Atlantic" means North Atlantic Refining Limited, a private company which owned the Refinery and related marketing division described in "Recent Developments – The Acquisition";

"November 22, 2006 Offering" means the issuance of 9,499,000 Trust Units at a price of $27.25 per Trust Unit and $379,500,000 aggregate principal amount of 7.25% Debentures Due 2013 which was completed on November 22, 2006;

"NYSE" means the New York Stock Exchange;

"October 31, 2006 Proposals" means the draft legislation released by the Federal Minister of Finance on December 21, 2006 to implement proposals originally announced on October 31, 2006 to amend the Tax Act to apply a distribution tax on distributions from publicly-traded income trusts, which proposals are described in more detail under "Risk Factors – Income Tax Matters" and "Canadian Federal Income Tax Considerations";

"Offered Units" means 5,345,000 Trust Units of the Trust;

"Offering" means the offering of 5,345,000 Offered Units of the Trust at a price of $23.40 per Offered Unit and $200,000,000 aggregate principal amount of Debentures of the Trust at a price of $1,000 per Debenture pursuant to this short form prospectus;

"Ordinary Trust Units" means the ordinary Trust Units of the Trust created, issued, and certified under the Trust Indenture and for the time being outstanding and entitled to the benefits thereof;

"Over-allotment Option" means the option granted to the Underwriters to purchase up to an additional 801,750 Trust Units at a price of $23.40 per Trust Unit and up to an additional $30,000,000 aggregate principal amount of Debentures at a price of $1,000 per Debenture on the same terms and conditions as the Offering, exercisable from time to time, in whole or in part, for a period of 30 days following closing of the Offering to cover over-allotments, if any, and for market stabilization purposes;

"Purchase and Sale Agreement" means the purchase and sale agreement dated August 22, 2006 between the Trust and the Vendor providing for the purchase of the outstanding shares of North Atlantic and the entering into of the Supply and Offtake Agreement;

"Redearth Partnership" means Redearth Partnership, a partnership established under the laws of Alberta, 60% of the interest of which is owned by HOC;

"Refinery" means the 115,000 barrel per stream day sour crude hydrocracking refinery located in the Province of Newfoundland and Labrador, owned by North Atlantic, which refinery is described in "Recent Developments – The Acquisition";

"Revolving Facility" has the meaning ascribed thereto in "Recent Developments – Credit Facilities";

"Senior Secured Bridge Facility" has the meaning ascribed thereto in "Recent Developments – Credit Facilities";

"Senior Unsecured Bridge Facility" has the meaning ascribed thereto in "Recent Developments – Credit Facilities";

"Special Trust Units" means the special Trust Units of the Trust created, issued, and certified under the Trust Indenture and for the time being outstanding and entitled to the benefits thereof;

"Special Voting Unit" means a special voting unit of the Trust;

"Sproule" means Sproule Associates Limited, independent oil and natural gas reservoir engineers of Calgary, Alberta;

"Supply and Offtake Agreement" means the supply and offtake agreement dated October 19, 2006 entered into between North Atlantic and Vitol Refining, S.A., a wholly-owned subsidiary of the Vendor, as contemplated by the Purchase and Sale Agreement, the terms of which supply and offtake agreement are summarized in the Acquisition BAR;

"Tax Act" means the Income Tax Act (Canada), R.S.C. 1985, c.1, 5th Supplement, as amended including the regulations promulgated thereunder;

"Trust" means Harvest Energy Trust, an open-end, unincorporated investment trust established under the laws of the Province of Alberta pursuant to the Trust Indenture;

"Trust Indenture" means the third amended and restated trust indenture dated February 3, 2006 between the Trustee and HOC as such indenture may be further amended by supplemental indentures from time to time;

"Trust Unit" or "Unit" means a trust unit of the Trust and unless the context otherwise requires means Ordinary Trust Units;

"Trust Unit Rights Incentive Plan" means the trust unit rights incentive plan as described under the heading "Directors and Officers Compensation" in the Information Circular, which is incorporated by reference into this short form prospectus;

"Trustee" means Valiant Trust Company, or its successor as trustee of the Trust;

"TSX" means the Toronto Stock Exchange;

"Underwriters" means, collectively, CIBC World Markets Inc., TD Securities Inc., RBC Dominion Securities Inc., Scotia Capital Inc., BMO Nesbitt Burns Inc., National Bank Financial Inc., HSBC Securities (Canada) Inc., FirstEnergy Capital Corp.,

Canaccord Capital Corporation, Dundee Securities Corporation, GMP Securities L.P., Raymond James Ltd. and Tristone Capital Inc.;

"Underwriting Agreement" means the agreement dated January 11, 2007 among the Trust, HOC and the Underwriters in respect of the Offering, as amended;

"Unit Award Incentive Plan" means the unit award incentive plan as described under the heading "Directors and Officers Compensation" in the Information Circular, which is incorporated by reference into this short form prospectus;

"United States" or "U.S." means the United States of America;

"Unitholders" means the holders from time to time of the Trust Units;

"US GAAP" means accounting principles generally accepted in the United States;

"Vendor" means Vitol Refining Group B.V.;

"Viking" means Viking Energy Royalty Trust, an open-end, unincorporated investment trust established under the laws of the Province of Alberta; and

"Viking Arrangement" means the Plan of Arrangement involving the Trust, HOC, Viking, Viking Holdings Inc., Trust securityholders and Viking unitholders as approved by the Trust securityholders and the Viking unitholders on February 2, 2006 and effective February 3, 2006.

Certain other terms used herein but not defined herein are defined in NI 51-101 and, unless the context otherwise requires, shall have the same meanings herein as in NI 51-101.

Words importing the singular number only include the plural, and vice versa, and words importing any gender include all genders. All dollar amounts set forth in this short form prospectus are in Canadian dollars, except where otherwise indicated.

SELECTED ABBREVIATIONS

"bbl" means one barrel.

"boe" means barrels of oil equivalent. A barrel of oil equivalent is determined by converting a volume of natural gas to barrels using the ratio of six mcf to one barrel. Boes may be misleading, particularly if used in isolation. The boe conversion ratio of 6 mcf:1 bbl is based on an energy equivalency method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

"boe/d" means barrels of oil equivalent per day.

"bpsd" means barrel per stream day.

"MBPCD" means one thousand barrels per calendar day.

"mcf" means one thousand cubic feet.

"mmboe" means one million barrels of oil equivalent.

"MMBPCD" means one million barrels per calendar day.

EXCHANGE RATE INFORMATION

All dollar amounts set forth in this prospectus are expressed in Canadian dollars, except where otherwise indicated. References to Canadian dollars, CDN$ or $ are to the currency of Canada and references to U.S. dollars or US$ are to the currency of the United States.

The following table sets forth for each period indicated, the average, high, low and end of period noon buying rates in New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York (the "noon buying rate"). Such rates are set forth as U.S. dollars per $1.00 and are the inverse of the rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00.
	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2006	2005	2004
High	0.9099	0.8613	0.9099	0.8690	0.8493
Low	0.8528	0.7872	0.8528	0.7872	0.7158
Period End	0.8966	0.8613	0.8581	0.8579	0.8310
Average (1)	0.8878	0.8192	0.8846	0.8276	0.7702

Note:

(1)    Average represents the average of the rates on the last day of each month during the period.

PRESENTATION OF FINANCIAL STATEMENTS

Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus is determined using Canadian GAAP. The financial statements incorporated by reference herein have been prepared in accordance with Canadian GAAP, which differs from US GAAP. Therefore, the comparative consolidated financial statements, the pro forma consolidated financial statements, the pro forma combined financial statements and the combined financial statements which are incorporated by reference in this Prospectus, may not be comparable to financial statements prepared in accordance with US GAAP. Where applicable, prospective investors should refer to the notes to the comparative audited consolidated financial statements and the combined financial statements which are incorporated by reference into this Prospectus for a discussion of the principal differences between financial results calculated under Canadian GAAP and under US GAAP.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents of the Trust, filed with the various securities commissions or similar authorities in the Provinces and Territories of Canada, are specifically incorporated by reference into and form an integral part of this short form prospectus:
1.	the AIF;

2.	the audited comparative consolidated financial statements of the Trust as at and for the years ended December 31, 2005 and 2004, together with the notes thereto and the auditors' report thereon;

3.	the management's discussion and analysis of the financial condition and results of operations of the Trust for the year ended December 31, 2005;

4.	the unaudited interim comparative consolidated financial statements of the Trust as at and for the three and nine month periods ended September 30, 2006, together with the notes thereto;

5.	the management's discussion and analysis of the financial conditions and results of operations of the Trust for the three and nine month periods ended September 30, 2006;

6.	the Information Circular;

7.	the Joint Information Circular and Proxy Statement of the Trust and Viking dated December 30, 2005 relating to the special meeting of Unitholders and holders of Exchangeable Shares held on February 2, 2006 (excluding the portions of the Renewal Annual Information Form of the Trust dated March 30, 2005 and the Renewal Annual Information Form of Viking dated March 30, 2005, both of which are incorporated by reference in such Joint Information Circular and Proxy Statement, which refer to and describe the reports of the independent reserves evaluators of the Trust and Viking evaluating the crude oil, natural gas liquids and natural gas reserves attributable to their respective properties as at December 31, 2004);

8.	the material change report dated February 10, 2006 describing the completion of the Viking Arrangement;
9.	the material change report dated July 28, 2006 announcing the offering of up to 7,026,500 Trust Units pursuant to a short form prospectus dated August 10, 2006;
10.	the material change report dated August 30, 2006 announcing the Acquisition;
11.	the material change report dated November 2, 2006 announcing the November 22, 2006 Offering as agreed to at such time;
12.	the business acquisition report of the Trust dated April 18, 2006 relating to the Viking Arrangement; and
13.	the Acquisition BAR.

For the purposes of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record.

Any documents of the type required by National Instrument 44-101 to be incorporated by reference in a short form prospectus including any material change reports (excluding confidential reports), comparative interim financial statements, comparative annual financial statements and the auditors' report thereon, management's discussion and analysis of financial condition and results of operations, information circulars, annual information forms and business acquisition reports filed by the Trust with the securities commissions or similar authorities in the Provinces and Territories of Canada subsequent to the date of this short form prospectus and prior to the termination of this distribution are deemed to be incorporated by reference in this short form prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus.

HARVEST ENERGY TRUST

General

The Trust is an open-ended, unincorporated investment trust established under the laws of the Province of Alberta on July 10, 2002 pursuant to the Trust Indenture between HOC, a wholly-owned subsidiary and administrator of the Trust, and Valiant Trust Company, as Trustee. The Trust's assets consist of the securities, unsecured debt and net profits interests on the oil and natural gas properties of several direct and indirect subsidiaries, trusts and partnerships as well as direct ownership of royalties on certain petroleum and natural gas properties. The head and principal office of the Trust is located at Suite 2100, 330-5th Avenue S.W., Calgary, Alberta T2P 0L4 while the registered office of the Trust is located at Suite 1400, 350-7th Avenue S.W., Calgary, Alberta T2P 3N9. The Trust is managed by HOC pursuant to the Administration Agreement.

The beneficiaries of the Trust are the holders of its Units who receive monthly distributions from the Trust's net cash flow from its various investments after certain administrative expenses and the provision for interest due to the holders of convertible debentures. Pursuant to the Trust Indenture, the Trust is required to distribute 100% of its taxable income to its Unitholders each year and limit its activities to holding and administering permitted investments and making distributions to its Unitholders.

The Trust has provided an undertaking to the securities regulatory authorities in each of the Provinces and Territories of Canada to: (i) treat each of HOC, Breeze Trust No. 1, Breeze Trust No. 2, Breeze Resources Partnership, Hay River Partnership and Redearth Partnership as a subsidiary of the Trust in complying with its reporting issuer obligations unless generally accepted accounting principles prohibit the consolidation of financial information of HOC, Breeze Trust No. 1, Breeze Trust No. 2, Breeze Resources Partnership, Hay River Partnership and Redearth Partnership and the Trust, at which time the Trust will provide Unitholders with separate financial statements for each of HOC, Breeze Trust No. 1, Breeze Trust No. 2, Breeze Resources Partnership, Hay River Partnership and Redearth Partnership for as long as any of HOC, Breeze Trust No. 1, Breeze Trust No. 2, Breeze Resources Partnership, Hay River Partnership or Redearth Partnership represents a significant asset of the Trust; (ii) take appropriate measures to require each person who would be an insider of each of HOC, Breeze Trust No. 1, Breeze Trust No. 2, Breeze Resources Partnership, Hay River Partnership and Redearth Partnership if HOC, Breeze Trust No. 1, Breeze Trust No. 2, Breeze Resources Partnership, Hay River Partnership and Redearth Partnership were a reporting issuer to file insider reports about trades in Trust Units, including securities which are exchangeable into Trust Units, and to comply with statutory prohibitions against insider trading for as long as the Trust is a reporting issuer; and (iii) the Trust will annually certify that it has complied with the undertakings in (i) and (ii) and will file such certificate on SEDAR concurrently with the filing of its annual financial statements.

DESCRIPTION OF BUSINESS

Harvest Energy Trust

The business of the Trust is to indirectly exploit, develop and hold interests in petroleum and natural gas assets and commencing October 19, 2006, to operate a refining and marketing business. Cash flow from the petroleum and natural gas assets and the refining and marketing business flows to the Trust by way of payments by HOC and Breeze Trust No. 1 pursuant to net profit interests held by the Trust, interest and principal payments by HOC, Breeze Trust No. 1, Breeze Trust No. 2 and North Atlantic Refining Limited on unsecured debt owing to the Trust and payments by Breeze Trust No. 1, Breeze Trust No. 2, the Redearth Partnership and the Harvest Refining General Partnership of trust and partnership distributions. The Trust also receives cash flow from its direct royalties on certain petroleum and natural gas properties.

Pursuant to the terms of each respective net profits interest agreement, the Trust is entitled to payments equal to the amount by which 99% of the gross proceeds from the sale of production from petroleum and natural gas properties exceed 99% of certain deductible expenditures. Deductible expenditures may include discretionary amounts to fund capital expenditures, to repay third party debt and to provide for working capital required to maintain the operations of the operating subsidiaries.

Operating Subsidiaries

The business of the Trust is carried on by HOC and the Trust's other operating subsidiaries, Breeze Trust No. 1, Breeze Trust No. 2, the Redearth Partnership and North Atlantic Refining Limited Partnership. The activities of the operating subsidiaries are financed through interest bearing notes from the Trust, the purchase of net profit interests by the Trust and third party debt.

On July 1, 2006, HOC amalgamated with its wholly-owned subsidiaries Viking Holdings Inc. and Harvest Exchangeco. Ltd. and continued as "Harvest Operations Corp."

On January 1, 2007, HOC amalgamated with its wholly-owned subsidiaries, Harvest BEL Inc. and 251849 Alberta Ltd. and continued as "Harvest Operations Corp.".

For additional information respecting HOC and certain other operating subsidiaries of the Trust, see "Structure of Harvest Energy Trust – Operating Subsidiaries" on pages 11 through 13 inclusive of the AIF, incorporated by reference herein.

Organizational Structure of the Trust

The following diagram describes, the inter-corporate relationships among the Trust and its material subsidiaries, trusts and partnerships (each such subsidiary being wholly-owned (except as noted below) and being created, formed or organized, as the case may be, and governed by the laws of the Province of Alberta except for North Atlantic and the North Atlantic Refining Limited Partnership which were created and formed, respectively, under the laws of the Province of Newfoundland and Labrador):

Notes:

(1)    All operations and management of the Trust and the Trust's operating subsidiaries are conducted through HOC except for the operations of the North Atlantic Refining Limited Partnership which is conducted by the management and employees of North Atlantic Refining Limited.

(2)    The Trust receives regular monthly net profits interest payments as well as distributions and interest payments from HOC, Breeze Trust No. 1, Breeze Trust No. 2 and North Atlantic Refining Limited.

(3)    Breeze Trust No. 1 and Breeze Trust No. 2 have also issued priority trust units to HOC.

(4)    The Trust receives regular distributions from the Harvest Refining General Partnership which will indirectly receive distributions as well as interest payments from the North Atlantic Refining Limited Partnership.

Ongoing Acquisition and Disposition Activity

The Trust continues to pursue and evaluate potential acquisitions of oil and natural gas assets as part of its ongoing acquisition program. The Trust cannot predict whether any current or future opportunities will ultimately result in one or more acquisitions for the Trust. The Trust also routinely evaluates its property portfolio and disposes of properties that it views can realize full value from divestment proceeds.

RECENT DEVELOPMENTS

Viking Energy Royalty Trust

On February 2, 2006, the securityholders of Harvest and the unitholders of Viking Energy Royalty Trust approved a resolution to effect a plan of arrangement to merge the two trusts based on an exchange ratio of 0.25 Units of the Trust for every Viking trust unit, resulting in the issuance of 46,040,788 Units of the Trust in exchange for all of the assets of Viking. The aggregate consideration paid for this acquisition, including the acquisition costs and repayment of Viking's bank debt and assumption of Viking's convertible debentures, was $1.975 billion. This transaction constituted a "significant transaction" for the Trust within the meaning of applicable securities laws. For additional information relating to the Trust's acquisition of Viking and its financial and operational impact on the Trust, see the Trust's business acquisition report dated April 18, 2006, the Joint Information Circular of the Trust and Viking dated December 30, 2005 and the AIF, each of which is incorporated by reference in this short form prospectus.

Credit Facilities

Concurrent with the Viking Arrangement, HOC entered into a $750 million three year extendible revolving credit facility with a syndicate of banks (the "Revolving Facility"). On March 31, 2006, a secondary syndication was completed and the Revolving Facility was increased to $900 million and was secured by a $1.5 billion first floating charge over all of the assets of the Trust's operating subsidiaries and a guarantee from the Trust.

Amounts borrowed under this facility bear interest at a floating rate based on bankers' acceptances plus a range of 65 to 115 basis points depending on the Trust's ratio of senior debt (excluding convertible debentures) to its earnings before interest, taxes, depletion, amortization and other non-cash amounts as defined in the Revolving Facility agreement ("EBITDA"). With the consent of the lenders, this facility may be extended on an annual basis for an additional 364 days. Availability under the Revolving Facility is subject to the following quarterly financial covenants being met:
Senior debt to EBITDA	3.0 to 1.0 or less
Total debt to EBITDA	3.5 to 1.0 or less
Senior debt to capitalization	50% or less
Total debt to capitalization	55% or less

On the closing of the acquisition of North Atlantic on October 19, 2006, Harvest entered into an amended and restated credit agreement with its lenders that increased the Revolving Facility to $1.4 billion and established a $350 million senior secured bridge facility (the "Senior Secured Bridge Facility"). Harvest also entered into another credit agreement that established a $450 million senior unsecured bridge facility (the "Senior Unsecured Bridge Facility"). At the closing of its acquisition of North Atlantic, Harvest drew the full amount available under the $350 million Senior Secured Bridge Facility and the $450 million Senior Unsecured Bridge Facility with the remaining funding drawn from the $1.4 billion Revolving Facility.

The terms and conditions of the amended and restated credit agreement remained unchanged except for changes to the security pledged and the addition of a 15 basis point fee applicable so long as the Senior Unsecured Bridge Facility is outstanding. The $350 million Senior Secured Bridge Facility provided Harvest with a single draw on this facility within five days of the closing of its acquisition of North Atlantic and, subject to the repayments requirements of the $450 million Senior Unsecured Bridge Facility, requires repayments equivalent to the net proceeds from an issuance of equity or equity-like securities (including convertible debentures) and, in all events, repayment in full within 18 months of the initial draw. Harvest is entitled to make additional repayments on the $350 million Senior Secured Bridge Facility without penalty or notice. The amended and restated credit agreement required Harvest to increase the first floating charge over all of the assets of Harvest's operating subsidiaries to $2.5 billion plus a first mortgage security interest on the refinery assets of North Atlantic.

The credit agreement that established a $450 million Senior Unsecured Bridge Facility provided for only a single draw on the facility within five days of the closing of Harvest's acquisition of North Atlantic and requires repayments equivalent to the net proceeds from an issuance of equity or equity like securities (including convertible debentures) and repayment in full within 6 months of the initial draw. Amounts borrowed under this facility bear interest at a floating rate based on bankers' acceptances plus a range of 230 to 280 basis points depending on the Harvest senior debt to EBITDA ratio as set forth in the amended and restated credit agreement.

On November 20, 2006, Harvest and its lenders amended the credit agreement to enable the first $100 million of the net proceeds from the November 22, 2006 Offering to be retained by Harvest for general purposes. The Trust used the net proceeds of $609,275,362 from the November 22, 2006 Offering to fully repay the Senior Unsecured Bridge Facility, repay $60,300,000 of the Secured Bridge Facility and repay $98,975,362 of the Revolving Facility. The proceeds from this offering will be used, in part, to fully repay the Senior Secured Bridge Facility and to partially repay the Revolving Facility. See "Use of Proceeds".

For additional information, a copy of the amended and restated credit agreement and $450 million bridge credit agreement has been filed on SEDAR at www.sedar.com.

Internal Reorganization

Effective June 30, 2006, the Trust completed an internal reorganization with the primary purpose of integrating the Viking acquisition to capture administrative and operational efficiencies.

Birchill Energy Limited

On August 15, 2006, HOC acquired all of the outstanding shares of Birchill for cash consideration of $440 million subject to closing adjustments. The acquisition of Birchill did not constitute a "significant acquisition" for Harvest within the meaning of applicable securities laws.

Birchill’s reserves were independently evaluated in accordance with NI 51-101 effective April 30, 2006 to be 13.4 mmboe of proved reserves and 22.6 mmboe of proved plus probable reserves. Birchill’s production and reserves are concentrated in central Alberta with approximately 57% of production and 84% of proved plus probable reserves located in areas adjacent to Harvest’s Markerville, Ferrier and Willesden Green properties. Birchill’s Mulligan property, a natural gas and natural gas liquids producer in the Peace River Arch, accounted for a further 30% of Birchill’s then production. In aggregate, production from the Birchill properties was weighted approximately 65% towards natural gas and 35% towards light/medium oil and natural gas liquids. This acquisition also included approximately 56,700 net undeveloped acres of land complemented by a significant volume of 2D and 3D seismic. The acquisition of Birchill provided Harvest with upside potential through enhancement projects in long-life tight gas, dry shallow gas and light oil Leduc reef formations.

On August 15, 2006, Birchill changed its name to Harvest BEL Inc. and amalgamated with 1126838 Alberta Ltd., another wholly-owned subsidiary of HOC, and continued operating as Harvest BEL Inc. until January 1, 2007 when it amalgamated with HOC and another wholly-owned subsidiary of HOC and continued as "Harvest Operations Corp."

Equity and Debenture Offerings

On August 17, 2006, Harvest completed an underwritten offering of 7,026,500 Trust Units at a price of $32.75 for gross proceeds of $230,117,875 pursuant to a short form prospectus dated August 10, 2006. The net proceeds of the offering were used to repay outstanding bank indebtedness including a portion of the indebtedness incurred to fund the acquisition of Birchill.

On November 22, 2006, Harvest completed the underwritten November 22, 2006 Offering of 9,499,000 Trust Units at a price of $27.25 per Trust Unit and $379,500,000 aggregate principal amount of 7.25% Debentures Due 2013 for gross proceeds of $638,347,750. The net proceeds of the offering were used to fully repay the $450 million Senior Unsecured Bridge Facility, to repay $60,300,000 of the $350 million Senior Secured Bridge Facility, to repay $98,975,362 of the Revolving Facility and the balance was used for general purposes.

The Acquisition

On August 22, 2006, Harvest entered into the Purchase and Sale Agreement to acquire all of the issued and outstanding shares of North Atlantic and related business from the Vendor for a total cash consideration of US$1,385 million, plus working capital and inventory adjustments. The Acquisition was completed on October 19, 2006. Concurrent with closing, North Atlantic entered into the Supply and Offtake Agreement with Vitol Refining S.A., a wholly-owned subsidiary of the Vendor. This transaction constituted a "significant transaction" for the Trust within the meaning of applicable securities law. For additional information relating to the Acquisition and its financial and operational impact on the Trust, see the Acquisition BAR incorporated by reference into this short form prospectus, a copy of which has been filed on SEDAR at www.sedar.com.

The principal asset of North Atlantic is the Refinery, a 115,000 barrel per stream day sour crude hydrocracking refinery located in the Province of Newfoundland and Labrador, and a marketing division with 69 gas stations, a home heating business and a commercial and wholesale petroleum products business, all located in the Province of Newfoundland and Labrador. The Refinery is capable of processing a wide range of crude oils and feedstocks with a sulphur content as high as 3.5% and API gravity in the range of 20° to 40° and has a dock facility capable of handling vessels in excess of 200,000 dead weight tons that carry up to 2 million barrels of crude oil. The Refinery's product slate is weighted towards high quality gasoline, jet fuel and diesel fuel that are currently compliant with product specifications (including sulphur, cetane and aromatic content) that are becoming increasingly restrictive and constraining supply. For more information regarding North Atlantic and its assets and business, see the Acquisition BAR incorporated by reference into this short form prospectus.

Concurrent with the acquisition of North Atlantic by Harvest, North Atlantic entered into the Supply and Offtake Agreement with Vitol Refining S.A. The Supply and Offtake Agreement provides that the ownership of substantially all crude oil feedstock and refined product inventory at the Refinery be retained by Vitol Refining S.A. and that during the term of the Supply and Offtake Agreement, Vitol Refining S.A. will be granted the right and obligation to provide crude oil feedstock for delivery to the Refinery as well as the right and obligation to purchase all refined products produced by the Refinery. The Supply and Offtake Agreement also provides that Vitol Refining S.A. will also receive a time value of money amount (the "TVM") reflecting the cost of financing the crude oil feedstock and sale of refined products as the Supply and Offtake Agreement requires that Vitol Refining S.A. retain ownership of the crude oil feedstock until delivered through the inlet flange to the Refinery as well as immediately take title to the refined products as they are delivered by the Refinery through the inlet flange to designated storage tanks. Further, the Supply and Offtake Agreement provides North Atlantic with the opportunity to share the incremental profits and losses resulting from the sale of products beyond the U.S. East Coast markets. For more information regarding the Supply and Offtake Agreement, see the Acquisition BAR incorporated by reference into this short form prospectus.

Resignation of Director

Effective November 8, 2006, Hank Swartout resigned as a director of HOC to dedicate more time to his non-business ventures.

Proposed Federal Tax Changes

On December 21, 2006 the Federal Minister of Finance released draft legislation to implement the October 31, 2006 Proposals pursuant to which, commencing January 1, 2011 (provided the Trust only experiences "normal growth" and no "undue expansion" before then) certain distributions from the Trust which would have otherwise been taxed as ordinary income generally will be characterized as dividends in addition to being subject to tax at corporate rates at the Trust level.

See "Risk Factors – Income Tax Matters", "Canadian Federal Income Tax Considerations" and "Plan of Distribution".

DESCRIPTION OF TRUST UNITS

Trust Units

Concurrent with the closing of the Viking Arrangement on February 3, 2006, the Trust is authorized to issue two classes of trust units, described and designated as Ordinary Trust Units and Special Trust Units, pursuant to the Trust Indenture.

Each Ordinary Trust Unit entitles the holder or holders thereof to one vote at any meeting of the unitholders and each Special Trust Unit shall entitle the holder or holders thereof to three-sixteenths of one vote at any meeting of the unitholders. The Special Trust Units were created and issued to enable the closing of the Viking Arrangement and all have been subsequently cancelled. Unless otherwise specifically designated as such, all references to Trust Units or Units in this short form prospectus are deemed to be references to Ordinary Trust Units.

As of January 16, 2007, there were 122,743,203 Units issued and outstanding. Each Unit entitles the holder thereof to one vote at any meeting of the holders of Units and represents an equal undivided beneficial interest in any distribution from the Trust (whether of net income, net realized capital gains or other amounts) and in any net assets of the Trust in the event of termination or winding-up of the Trust. All Units shall rank among themselves equally and rateably without discrimination, preference or priority. Each Unit is transferable, is not subject to any conversion or pre-emptive rights and entitles the holder thereof to require the Trust to redeem any or all of the Units held by such holder.

The Trust Indenture also provides that Units, including rights, warrants and other securities to purchase, to convert into or exchange into Units, may be created, issued, sold and delivered on such terms and conditions and at such times as the Board of Directors of HOC may determine. The Trust Indenture also provides that HOC may authorize the creation and issuance of debentures, notes and other evidences of indebtedness of the Trust from time to time on such terms and conditions to such persons and for such consideration as HOC may determine.

The Units do not represent a traditional investment and should not be viewed by investors as "shares" in the Trust. Corporate law does not govern the Trust and the rights of Unitholders. As holders of Units in the Trust, the Unitholders will not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring "oppression" or "derivative" actions. The rights of Unitholders are specifically set forth in the Trust Indenture. In addition, trusts are not defined as recognized entities within the definitions of legislation such as the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), and in some cases, the Winding Up and Restructuring Act (Canada). As a result, in the event of an insolvency or restructuring, a Unitholder's position as such may be quite different than that of a shareholder of a corporation.

For additional information respecting the Units, including information respecting Unitholders' limited liability, restrictions on non-resident Unitholders, the redemption right attached to the Units, meetings of Unitholders, and amendments to the Trust Indenture, see "Trust Units - Trust Indenture" at pages 38 through 45, inclusive, of the AIF, incorporated by reference herein.

Special Voting Units

In order to allow the Trust flexibility in pursuing corporate acquisitions, the Trust Indenture allows for the creation of Special Voting Units which will enable the Trust to effect exchangeable securities transactions. Exchangeable securities transactions are commonly used in corporate acquisitions to give the selling securityholder a tax deferred "rollover" on the sale of the securityholder's securities, which may not otherwise be available. In an exchangeable securities transaction the tax event is generally deferred until the exchangeable securities are actually exchanged.

An unlimited number of Special Voting Units may be created and issued pursuant to the Trust Indenture. Holders of Special Voting Units are not entitled to any distributions of any nature whatsoever from the Trust, but are entitled to such number of votes at meetings of Unitholders as may be prescribed by the Board of Directors of HOC in the resolution authorizing the issuance of any Special Voting Units. Except for the right to vote at meetings of the Unitholders, the Special Voting Units shall not confer upon the holders thereof any other rights.

As of January 16, 2007, one Special Voting Unit was outstanding, such Special Voting Unit having been issued in connection with the issuance on June 30, 2004 of Exchangeable Shares, none of which Exchangeable Shares are outstanding as of January 16, 2007. It is intended that this outstanding Special Voting Unit will be cancelled.

Cash Distributions

The Trust receives cash in amounts equal to all of the interest, royalty, trust distribution and dividend income of the Trust, net of the Trust's administrative expenses. In addition, the Trust may, at the discretion of the Board of Directors of HOC, make distributions in respect of repayments of principal made by HOC, Breeze Trust No. 1, Breeze Trust No. 2 and North Atlantic Refining Limited to the Trust on unsecured debt owing by them.

Harvest retains a portion of its consolidated cash flow to fund capital expenditures and distributes the balance to Unitholders. The actual percentage retained is subject to the discretion of the Board of Directors of HOC and will vary from month to month depending on, among other things, the current and anticipated commodity price environment. Based on current forward commodity prices, the Trust anticipates that the portion of cash flow retained for 2007 will be approximately 20% to 30%. Although the Trust intends to make distributions of its available cash to Unitholders, these cash distributions are not guaranteed and may be reduced or suspended. See "Risk Factors".

Assuming the Offering closes on or before February 22, 2007, subscribers for Trust Units pursuant to the Offering who continue to be Unitholders of record on February 22, 2007 will, in those circumstances, be entitled to receive a distribution of distributable cash of the Trust in the amount of $0.38 per Trust Unit payable March 15, 2007.

Non-Resident Ownership

The Trust Indenture provides that it is intended that the Trust qualify as a "unit trust" and a "mutual fund trust" under the Tax Act. For the Trust to qualify as a "mutual fund trust" for purposes of the Tax Act, it is required that, among other things, (i) the Trust not be considered to be a trust established or maintained primarily for the benefit of non residents of Canada; or (ii) the Trust satisfies certain conditions as to the nature of the assets of the Trust as specified in the Tax Act (the "Asset Test"). Harvest believes that the Trust has at all material times satisfied the Asset Test and accordingly, for purposes of the Tax Act, the Trust should qualify as a "mutual fund trust".

In addition, Harvest, with the assistance of its transfer agent and registrar for the Trust Units, Valiant Trust Company, maintains a process of soliciting Participant Declaration Forms from all registered holders of its Trust Units. The Participant Declaration Form requires the certification of the number of Trust Units held by non-residents and the number of non-resident holders, all as defined by the Tax Act. This process includes the solicitation of such forms by the Canadian Depository for Securities and, indirectly, the Depository Trust Company. At the end of each quarter, Harvest instructs Valiant Trust Company to complete this solicitation process and report the results. As at September 30, 2006, the non-resident holders of Trust Units represented approximately 48% of the Trust's issued and outstanding Trust Units.

INTEREST COVERAGE

The following interest coverages are calculated on a consolidated basis for the twelve month periods ended December 31, 2005 and September 30, 2006 and are based on audited financial information in the case of December 31, 2005, and unaudited financial information in the case of September 30, 2006.

The pro forma interest expense after giving effect to the issuance of the Offered Units and the Debentures and the November 22, 2006 Offering but before the effect of the Acquisition for the year ended December 31, 2005 and the twelve month period ended September 30, 2006, was $84.3 million and $99.0 million, respectively. The earnings of the Trust before interest and income tax expense for the year ended December 31, 2005 and the twelve month period ended September 30, 2006 were $109.1 million and $254.5 million, respectively, which is 1.3 times and 2.6 times the Trust's interest requirements for the respective periods. Cash flow (defined as cash flow from operations before working capital changes and site restoration expenses) before interest for the twelve month periods ended December 31, 2005 and September 30, 2006 was $340.9 million and $531.7 million, respectively, resulting in cash flow coverage for such periods of 4.0 times and 5.4 times, respectively.

After giving effect to the issuance of the Offered Units and the Debentures and the November 22, 2006 Offering and after giving effect to the Acquisition including all of the related interest expense on debt associated with the Acquisition, the pro forma interest expense for the year ended December 31, 2005 and the twelve month period ended September 30, 2006 is $126.3 million and $116.9 million, respectively. After giving effect to the issuance of the Offered Units and the Debentures and the November 22, 2006 Offering and after giving effect to the Acquisition, the pro forma earnings of the Trust before interest and income tax expense for the year ended December 31, 2005 and the twelve month period ended September 30, 2006 is $420.9 million and $290.7 million, respectively, which is 3.3 times and 2.5 times the Trust's interest requirements for the respective periods.

STABILITY RATING

DBRS maintains a stability rating system for income funds to provide an indication of both the stability and sustainability of cash distributions per trust unit, which is essentially an assessment of an income fund's ability to generate sufficient cash to pay out a stable level of distributions on a per unit basis over the longer term. The DBRS stability ratings provide opinions and research on income funds related to stability and sustainability of distributions over time and are not a recommendation to buy, sell or hold the trust units. In determining a DBRS stability rating, the following factors are evaluated: (1) operating characteristics, (2) asset quality, (3) financial profile, (4) diversification, (5) size and market position, (6) sponsorship/governance, and (7) growth. The rating categories range from STA-1 being the highest stability and sustainability of distributions per unit to STA-7 being poor stability and sustainability with each category refined into further subcategories of high, middle and low providing a total of 21 possible rating categories.

On May 13, 2005, DBRS initiated coverage of the Trust and assigned a stability rating of STA-6 (high) citing its strengths as a steady distribution since inception, a conservative payout ratio of 52% of operating cash flow in 2004, the acquisition of the 19,000 boe/d of production in September of 2004 as positive in diversifying its production mix and reserve base and management's hedging of 50% to 75% of its net production to reduce cash flow volatility. While recognizing favourable oil price outlook for 2006, DBRS noted the Trust's challenges as high balance sheet leverage, average production decline rates of 22% combined with low capital spending placing increasing reliance on purchasing reserves in a competitive acquisition market and a significant proportion of heavy oil production which have generally higher operating costs and is subject to price differential risk.

On June 29, 2006, DBRS upgraded the stability rating of the Trust to STA-5 (low) following its merger with Viking. Based on its ranking as the fifth largest oil and gas trust, DBRS cited the increased size of core operating areas as providing operating efficiencies and improved access to field services which are in tight supply in western Canada. In addition, DBRS noted the Trust's strengths as a high degree of control over costs with its operated properties representing 85% of total production, the retention of senior Viking management with expertise in heavy oil production complementing its significant heavy oil assets, a larger asset base providing greater access to more favourable lending terms and an active hedging program ensuring some cash flow certainty. The Trust's rating also reflected a below average reserve life index among DBRS-rated trusts, an 80% to 85% payout ratio which is high compared to its peers and a continued reliance on acquisitions to maintain its long term asset base.

Following its announcement of the acquisition of Birchill and equity financing on July 26, 2006, DBRS confirmed the STA-5 (low) rating of the Trust noting the high cost of the acquisition as reflective of a broader industry trend with more emphasis placed on probable reserves in evaluating acquisitions in a highly competitive environment. In addition, DBRS recognized that the Birchill properties fit well with the Trust's existing assets providing a high degree of certainty regarding expectation of future performance and that the 50:50 debt and equity financing should result in a modest decline in the Trust's payout ratio.

On August 23, 2006, DBRS placed the stability rating of Harvest "Under Review with Negative Implications" following its proposed acquisition of North Atlantic citing the multiple paid as likely being at the height of the market. DBRS also noted that the North Atlantic refinery is well located with ready access to the eastern United States finished products markets as well as crude oil supply sources globally while recognizing that the vertical integration provides cash flow diversification, additional opportunities to achieve growth and creates a much larger entity which should lead to greater financial resources, liquidity and a lower average cost of capital over time. The rating action reflects (1) the initially debt funded transaction would result in a substantially higher debt to capital and debt to cash flow ratios; (2) Harvest's limited expertise in the refining segment which is a highly cyclical business with significant margin volatility; and, (3) the North Atlantic refinery is relatively small and a single asset in an industry that is increasingly focused on scale to achieve cost advantages and market presence.

On November 1, 2006, DBRS placed the stability ratings of select Canadian income trusts "Under Review with Developing Implications" following the Federal Minister of Finance's announcement to make significant changes to the way in which Canadian income trusts will be taxed in the future. For income trusts that plan to reduce the level of their distributions to unitholders to reflect the additional tax burden, the reduction would be viewed as a one time event and DBRS's analytical focus would then be on the stability and sustainability of distributions following the adjustments. Under this scenario, the stability ratings would likely be confirmed; however, the proposed legislation could encourage certain trusts to develop alternative capitalization or operating strategies. Until DBRS is able to discuss these issues with those trusts implementing alternative capitalization or operating strategies, their ratings would remain under review. Harvest's stability rating would also be subject to this latest "Under Review with Developing Implications" rating adjustment.

CONSOLIDATED CAPITALIZATION OF THE TRUST

The following table sets forth the consolidated capitalization of Harvest as at December 31, 2005, as at September 30, 2006 and as at September 30, 2006 after giving effect to the Acquisition, the November 22, 2006 Offering and this Offering:
			As at September 30, 2006
			after giving effect to this
			Offering, the November 22,
	As at		2006 Offering and the
	December 31, 2005	As at September 30, 2006	Acquisition (1)(5)(6)(7)(8)(9)
	(in thousands of dollars except Trust Units)
Credit Facilities(1)(5)(6)

Revolving Facility	$13,869	$591,189	$1,132,664

Senior Secured Bridge Facility	$-	$-	$-

Senior Unsecured Bridge Facility	$-	$-	$-

7 % Senior Notes(2)	$290,750	$279,425	$279,425

Debentures
- Discounted Obligation	$-	$-	$185,000
- Equity Component	$-	$-	$15,000

9% Debentures Due 2009(3)
- Discounted Obligation	$1,777	$1,379	$1,379
- Equity Component	-	-	-

8% Debentures Due 2009(3)
- Discounted Obligation	$3,764	$2,698	$2,698
- Equity Component	$28	$20	$20

6.5% Debentures Due 2010(3)
- Discounted Obligation	$38,914	$35,884	$35,884
- Equity Component	$2,611	$2,388	$2,388

10.5% Debentures Due 2008(3)
- Discounted Obligation	Nil	$27,811	$27,811
- Equity Component	Nil	$7,311	$7,311

6.40% Debentures Due 2012(3)
- Discounted Obligation	Nil	$167,342	$167,342
- Equity Component	Nil	$14,820	$14,820

7.25% Debentures Due 2013(3)
- Discounted Obligation	Nil	Nil	$367,700
- Equity Component	Nil	Nil	$11,800

Non-Controlling Interest(4)	$3,179	$-	$-

Trust Units (unlimited)	$747,312	$2,757,381	$3,121,544
	(52,982,567 Trust Units)	(110,956,670 Trust Units)	(125,800,670 Trust Units)

Notes:

(1)    At December 31, 2005, Harvest had $13.9 million drawn under a $400 million credit facility. The $400 million credit facility consisted of a $375 million production facility plus a $25 million operating facility. This credit facility enabled funds to be borrowed, repaid and re-borrowed within the term that was extendible for an additional 364 day period on an annual basis with the consent of the lenders. If the term was not extended, the credit facilities would have converted to a 366 day non-revolving term loan with no repayments due until August 2, 2007. Amounts borrowed under the production and operating facilities bore interest at a floating rate based on the prime rate plus a range of 0 to 225 basis points depending on the type of borrowing and Harvest's debt to annualized cash flow ratio, as defined in the credit agreement.

Availability under this facility was subject to a reserve based borrowing calculation performed by the lenders at least on a semi-annual basis. This facility was repaid on February 3, 2006 with proceeds from a new credit facility entered into concurrent with the closing of the acquisition of Viking.

On February 3, 2006, Harvest entered into a credit agreement which established a $750 million three year extendible revolving credit facility. With the consent of the lenders, this facility may be extended on an annual basis for an additional 364 days, and was capable of increasing to $900 million by way of a secondary syndication. On March 31, 2006, a secondary syndication was completed with an increase in the facility to $900 million. The credit facility was secured by a $1.5 billion first floating charge over all of the assets of Harvest's operating subsidiaries. Amounts borrowed under this facility bear interest at a floating rate based on bankers' acceptances plus a range of 65 to 115 basis points depending on Harvest's ratio of senior debt (excluding convertible debentures) to its earnings before interest, taxes, depletion, amortization and other non-cash amounts ("EBITDA"). Availability under this facility is subject to the following quarterly financial covenants:

Senior debt to EBITDA	3.0 to 1.0 or less
Total debt to EBITDA	3.5 to 1.0 or less
Senior debt to Capitalization	50% or less
Total debt to Capitalization	55% or less

On October 19, 2006, Harvest entered into an amended and restated credit agreement with its lenders which increased its three year extendible revolving credit facility from $900 million to $1.4 billion and established a $350 million Senior Secured Bridge Facility. The terms and conditions of the three year extendible revolving credit facility remained unchanged except for changes to the security pledged and the addition of a 15 basis point additional fee applicable so long as the Senior Unsecured Bridge Facility is outstanding. The amended and restated credit agreement required Harvest to increase the first floating charge over all of the assets of Harvest's operating subsidiaries to $2.5 billion plus grant a first mortgage security interest on the Refinery assets of North Atlantic. The $350 million Senior Secured Bridge Facility provided Harvest with a single draw on this facility within five days of the closing of its acquisition of North Atlantic and, subject to the repayment requirements of the $450 million Senior Unsecured Bridge Facility, requires repayments equivalent to the net proceeds from an issuance of equity or equity like securities including convertible debentures and, in all events, repayment in full within 18 months of the initial draw. Harvest is entitled to make additional repayments on the $350 million Senior Secured Bridge Facility without penalty or notice. On November 20, 2006, Harvest and its lenders amended the credit agreement to enable the first $100 million of the net proceeds from the November 22, 2006 Offering to be retained by Harvest for general purposes.

Also on October 19, 2006, Harvest entered into a credit agreement that established a $450 million Senior Unsecured Bridge Facility which provided for only a single draw on the facility within five days for the closing of its acquisition of North Atlantic and requires repayments equivalent to the net proceeds from an issuance of equity or equity like securities including convertible debentures and repayment in full within 6 months of the initial draw. Amounts borrowed under this facility bear interest at a floating rate based on bankers' acceptances plus a range of 230 to 280 basis points depending on the Harvest senior debt to EBITDA ratio as set forth in the amended and restated credit agreement.

On October 19, 2006, North Atlantic entered into an amended and restated credit agreement that provides for a $10 million demand operating line of credit to finance its receivables and inventory in the Province of Newfoundland and Labrador as well as support periodic cash management market transactions. This facility is secured by a guarantee from Harvest Operations Corp. with amounts borrowed bearing interest at the bank's prime lending rate.

On October 19, 2006, in order to fund the Acquisition, the Trust drew down $350,000,000 under the Senior Secured Bridge Facility, $450,000,000 under the Senior Unsecured Bridge Facility and $661,089,000 under the Revolving Facility.

(2)    Harvest Operations Corp., a wholly-owned subsidiary of the Trust, issued US$250 million of 7 % Senior Notes with interest payable semi-annually on April 15 and October 15 each year and mature on October 15, 2011. Prior to maturity, redemptions are permitted as follows:

Before October 15, 2007 at 107.875% of the principal amount*
Beginning on October 15, 2008 at 103.938% of the principal amount,
After October 15, 2009 at 101.969% of the principal amount, and
After October 15, 2010 at 100.000% of the principal amount.

* Limited to 35% of the notes issued and limited to repayment with proceeds from an equity offering

The 7 % Senior Notes contain certain covenants restricting, among other things, the sale of assets and the issuance of additional indebtedness if such issuance would result in an interest coverage ratio, as defined, of less than 2.5 to 1.0. In addition, the 7 % Senior Notes restrict the Trust's ability to pay distributions to Unitholders.

Distributions are limited to 80% of cumulative cash flows from operations before settlement of asset retirement obligations and changes in non-cash working capital from the date of the issuance of the 7 % Senior Notes. For such purposes, a surplus carry forward balance of approximately $300 million existed as at December 31, 2005. The 7 % Senior Notes are unconditionally guaranteed by the Trust and all its wholly-owned subsidiaries.

(3)    The Trust has issued four series of unsecured subordinated convertible debentures and upon the completion of the acquisition of Viking, assumed two additional series. Interest on these convertible debentures is payable semi-annually in arrears in equal instalments on dates prescribed by each series. The debentures are convertible into fully paid and non-assessable Trust Units at the option of the holder at any time prior to the close of business on the earlier of the maturity date and the business day immediately preceding the date specified by the Trust for redemption. The conversion price per Trust Unit is specified for each series and may be supplemented with a cash payment for accrued interest and in lieu of any fractional Trust Units resulting from the conversion. See Note 8 of Harvest's unaudited interim consolidated financial statements as at and for the three and nine month periods ended September 30, 2006 incorporated herein by reference for the maturity dates and conversion prices for each series of convertible debenture other than the 7.25% Debentures Due 2013. The 7.25% Debentures Due 2013 have a maturity date of September 30, 2013, bear interest at an annual rate of 7.25% and may be converted to Trust Units at a rate of $32.20 per Trust Unit.

(4)    On June 30, 2004, Harvest Operations Corp., a wholly-owned subsidiary of the Trust, issued 600,587 exchangeable shares, series 1 as partial consideration under a plan of arrangement to acquire all of the outstanding shares of a public oil and natural gas company. The exchangeable shares, series 1 are convertible into Trust Units at any time at the option of the holder. The number of Trust Units issued upon conversion is based on the exchange ratio at that time. The exchangeable shares are not eligible to receive distributions and may be redeemed by Harvest Operations Corp. at any time prior to June 30, 2009 at which time all remaining exchangeable shares, series 1 will be redeemed for Trust Units at the then current exchange ratio.

At December 31, 2005, there were 182,969 exchangeable shares, series 1 outstanding of which 156,067 shares were converted to Trust Units as part of the completion of the Plan of Arrangement with Viking. Harvest Operations Corp. elected to exercise its redemption right to redeem the remaining 26,902 shares for cash consideration of $1,022,000 effective June 20, 2006.

(5)   On November 22, 2006 pursuant to the November 22, 2006 Offering, the Trust issued $379,500,000 principal amount of 7.25% Debentures Due 2013 and 9,499,000 Trust Units for aggregate consideration of $638,347,750 and net proceeds of $609,275,362 after deduction of Underwriters' fees of $28,122,388 and issue costs of $950,000 with the net proceeds applied to fully repay the Senior Unsecured Bridge Facility, $60,300,000 million applied against the Senior Secured Bridge Facility and the balance of $98,975,362 applied against the Revolving Facility.

(6)    Based on the issuance of $200,000,000 aggregate principal amount of Debentures and 5,345,000 Trust Units for aggregate proceeds of $325,073,000 less Underwriters' fees of $14,253,650 and expenses of the offering estimated to be $480,000 with the estimated net proceeds of $310,339,350 applied to fully repay the outstanding balance of $289,700,000 borrowed under the Senior Secured Bridge Facility and the residual balance of the net proceeds of $20,639,350 to be applied against the Revolving Facility. If the Over-allotment-Option is exercised in full, the aggregate gross proceeds, Underwriters' fees, estimated expenses of the offering and net proceeds will be $373,833,950, $16,391,698, $480,000 and $356,962,252, respectively, with the amount to be applied against the Revolving Facility increasing to $67,262,252.

(7)    Does not include 503 Trust Units issued upon exercise of rights granted under the Trust Unit Rights Incentive Plan of the Trust subsequent to September 30, 2006 and prior to January 16, 2007. For additional information respecting the Trust Unit Rights Incentive Plan, see "Trust Unit Rights Incentive Plan" at page 7 of the Trust's Information Circular incorporated by reference in this short form prospectus.

(8)    Does not include 3,368 Trust Units issued upon exercise of awards granted under the Unit Award Incentive Plan of the Trust subsequent to September 30, 2006 and prior to January 16, 2007. For additional information respecting the Unit Award Incentive Plan, see "Unit Award Incentive Plan" at page 8 of the Trust's Information Circular incorporated by reference in this short form prospectus.

(9)    Does not include 2,201,885 Trust Units issued subsequent to September 30, 2006 and prior to January 16, 2007 pursuant to participation in Harvest's Premium Distribution™, Distribution Reinvestment and Optional Trust Unit Purchase Plan. For additional information respecting the Premium Distribution™, Distribution Reinvestment and Optional Trust Unit Purchase Plan, see "Premium Distribution™, Distribution Reinvestment and Optional Trust Unit Purchase Plan" on page 44 of the Trust's AIF incorporated by reference in this short form prospectus.

PRICE RANGE AND TRADING VOLUME OF THE TRUST UNITS

The outstanding Trust Units are listed for trading on the TSX under the symbol "HTE.UN" and, since July 21, 2005, on the NYSE under the symbol "HTE". The following table sets forth the high and low trading prices and the aggregate trading volume of the Trust Units as reported by the TSX and the NYSE for the periods indicated.
Period	High	Low	Volume
TSX Trading
2006
January	$38.51	$36.51	4,284,479
February	$37.99	$32.06	9,809,410
March	$34.83	$32.10	13,561,855
April	$35.83	$33.71	8,547,311
May	$35.18	$31.22	12,099,146
June	$34.44	$28.84	9,782,528
July	$34.43	$32.30	9,524,720
August	$34.85	$33.07	14,830,384
September	$34.84	$28.02	19,764,059
October	$32.95	$28.20	18,282,470
November	$28.60	$24.76	29,031,801
December	$26.88	$25.70	8,828,206

2007
January (1-16)	$26.23	$23.71	8,179,321

NYSE Trading ($US)
2006
January	$33.42	$31.85	3,536,300
February	$32.80	$28.71	8,483,000
March	$29.90	$28.25	6,593,100
April	$31.49	$29.17	5,097,800
May	$31.69	$28.12	7,634,400
June	$31.05	$26.45	7,944,000
July	$30.40	$28.77	6,465,300
August	$31.15	$29.41	11,292,300
September	$31.52	$25.07	14,517,500
October	$29.41	$25.18	13,467,900
November	$25.29	$22.05	34,223,300
December	$23.43	$22.27	16,264,800

2007
January (1-16)	$22.45	$20.29	14,553,400

On January 16, 2007, the closing price of the Trust Units on the TSX was $24.31 and on the NYSE was US$20.70.

DISTRIBUTIONS TO UNITHOLDERS

The Trust makes monthly distributions of its available cash to Unitholders to the extent determined prudent by HOC. Monthly cash distributions are paid to Unitholders of record on the last business day of each calendar month or such other date as may be determined from time to time by HOC and are paid generally on the 15th day of the following month. The monthly cash distributions for 2004, 2005 and 2006 have been determined to be fully taxable distributions for Canadian income tax purposes.

The following is a summary of the distributions made by the Trust since December 31, 2005.
For the 2006 Period Ended	Distributions per Unit	Payment Date

January 31	$0.35	February 15, 2006
February 29	$0.38	March 15, 2006
March 31	$0.38	April 15, 2006
April 30	$0.38	May 16, 2006
May 31	$0.38	June 15, 2006
June 30	$0.38	July 17, 2006
July 31	$0.38	August 15, 2006
August 31	$0.38	September 15, 2006
September 30	$0.38	October 16, 2006
October 31	$0.38	November 15, 2006
November 30	$0.38	December 15, 2006
December 31	$0.38	January 15, 2007

Note:

(1)    The Trust announced on January 10, 200    7 that a distribution of $0.38 per Trust Unit will be payable on February 15, 2007 to Unitholders of record on the close of business on January 22, 2007, a distribution of $0.38 per Trust Unit will be payable on March 15, 2007 to Unitholders of record on the close of business on February 22, 2007 and a distribution of $0.38 per Trust Unit will be payable on April 16, 2007 to Unitholders of record on the close of business on March 22, 2007.

For additional information respecting cash distribution payments to the Trust Unitholders, including the factors influencing the amount available for distribution to the Trust Unitholders, see "Description of Trust Units – Cash Distributions" above and "Additional Information Regarding Harvest Energy Trust Structure – Cash Available Distributions" at page 22 and 23 of the AIF, incorporated by reference herein.

The historical distributions described above may not be reflective of future distributions, which will be subject to review by the board of directors of HOC taking into account the prevailing circumstances at the relevant time. See "Risk Factors".

USE OF PROCEEDS

The net proceeds to the Trust from the Offering are estimated to be $310,339,350 after deducting the fees of $14,253,650 payable to the Underwriters and the estimated expenses of the Offering of $480,000. If the Over-allotment Option is exercised in full, the net proceeds from the sale of the Trust Units and Debentures hereunder are estimated to be $356,962,252 after deducting the fees of $16,391,698 payable to the Underwriters and the estimated expenses of the Offering of $480,000. See "Plan of Distribution". The net proceeds of this Offering will be used to repay a portion of indebtedness outstanding as at October 31, 2006 related to the Trust's bridge financing and credit facilities incurred principally in connection with the Acquisition (as defined herein). See also "Recent Developments – Credit Facilities" and "Relationship Among the Trust and Certain Underwriters".

DETAILS OF THE OFFERING

The Offering consists of 5,345,000 Offered Units at a price of $23.40 per Offered Unit and $200,000,000 aggregate principal amount of Debentures at a price of $1,000 per Debenture.

Trust Units

A distribution of the Trust Units is set forth in "Description of Trust Units".

Debentures

The following is a summary of the material attributes and characteristics of the Debentures. This summary does not, however, include a description of all of the terms of the Debentures, and reference should be made to the Indenture for a complete description of the terms of the Debentures.

General

The Debentures will be issued under the Indenture. The Debentures authorized for issue under this offering will be limited in aggregate principal amount to $230,000,000. The Trust may, however, from time to time, without the consent of the holders of the Debentures but subject to the limitations described herein, issue additional debentures of the same series or of a different series under the Indenture, in addition to the Debentures offered hereby. The Debentures will be issuable only in denominations of $1,000 and integral multiples thereof.

The Debentures will be dated as of the closing date of the offering and will have a maturity date of February 28, 2014.

The Debentures will bear interest from the date of issue at 7.25% per annum, which will be payable semi-annually in arrears on February 28 and August 31 in each year, commencing with August 31, 2007. The first interest payment will include interest accrued from the closing of the offering to August 31, 2007.

The principal amount of the Debentures will be payable in lawful money of Canada or, at the option of the Trust and subject to applicable regulatory approval, by payment of Units as further described under "- Payment upon Redemption or Maturity" and "Redemption and Purchase". The interest on the Debentures will be payable in lawful money of Canada including, at the option of the Trust and subject to applicable regulatory approval, in accordance with the Unit Interest Payment Election as described under "Interest Payment Option".

The Debentures will be direct obligations of the Trust and will not be secured by any mortgage, pledge, hypothec or other charge and will be subordinated to other liabilities of the Trust as described under "Subordination". The Indenture will not restrict the Trust from incurring additional indebtedness for borrowed money or from mortgaging, pledging or charging its properties to secure any indebtedness. The Debentures will rank pari passu with the Existing Debentures.

Conversion Privilege

Each Debenture will be convertible at the holder's option into fully paid and non-assessable Units at any time prior to 5:00 p.m. (Calgary time) on the earlier of the Final Maturity Date, and the Business Day immediately preceding the date specified by the Trust for redemption of the Debentures, at a conversion price of $27.25 per Unit (the "Conversion Price"), being a conversion rate of 36.69725 Units for each $1,000 principal amount of Debentures. No adjustment will be made for distributions on Units issuable upon conversion or for interest accrued on Debentures surrendered for conversion; however, holders converting their Debentures will receive accrued and unpaid interest thereon.

Subject to the provisions thereof, the Indenture will provide for the adjustment of the Conversion Price in certain events including: (a) the subdivision, redivision or consolidation, reduction or combination of the outstanding Units; (b) the distribution of Units to holders of Units by way of distribution or otherwise other than an issue of securities to holders of Units who have elected to receive distributions in securities of the Trust in lieu of receiving cash distributions paid in the ordinary course; (c) the issuance of options, rights or warrants to holders of Units entitling them to acquire Units or other securities convertible into Units at less than 95% of the then current market price (as defined below under "Payment upon Redemption or Maturity") of the Units; and (d) the distribution to all holders of Units of any securities or assets (other than cash distributions and equivalent distributions in securities paid in lieu of cash distributions in the ordinary course). There will be no adjustment of the Conversion Price in respect of any event described in (b), (c) or (d) above if the holders of the Debentures are allowed to participate as though they had converted their Debentures prior to the applicable record date or effective date. The Trust will not be required to make adjustments in the Conversion Price unless the cumulative effect of such adjustments would change the conversion price by at least 1%.

In the case of any reclassification or capital reorganization (other than a change resulting from consolidation or subdivision) of the Units or in the case of any consolidation, amalgamation, arrangement or merger of the Trust with or into any other entity, or in the case of any sale or conveyance of the properties and assets of the Trust as, or substantially as, an entirety to any other entity, or a liquidation, dissolution or winding-up of the Trust, the terms of the conversion privilege shall be adjusted so that each holder of a Debenture shall, after such reclassification, capital reorganization, consolidation, amalgamation, merger, sale, conveyance, liquidation, dissolution or winding up, be entitled to receive the number of Units or other securities or property such holder would be entitled to receive if on the effective date thereof, it had been the registered holder of the number of Units into which the Debenture was convertible prior to the effective date of such reclassification, capital reorganization, consolidation, amalgamation, merger, sale, conveyance, liquidation, dissolution or winding up.

No fractional Units will be issued on any conversion but in lieu thereof the Trust shall satisfy fractional interests by a cash payment equal to the current market price of any fractional interest.

Redemption and Purchase

The Debentures will not be redeemable on or before February 28, 2010. On or after March 1, 2010 and prior to maturity, the Debentures may be redeemed in whole or in part from time to time at the option of the Trust on not more than 60 days and not less than 30 days prior notice, at a redemption price of $1,050 per Debenture on or after March 1, 2010 and on or before February 28, 2011, at a redemption price of $1,025 per Debenture on or after March 1, 2011 and on or before February 29, 2012 and at a redemption price of $1,000 per Debenture on or after March 1, 2012 and before maturity (each a "Redemption Price"), in each case, plus accrued and unpaid interest thereon, if any.

In the case of redemption of less than all of the Debentures, the Debentures to be redeemed will be selected by the Debenture Trustee on a pro rata basis or in such other manner as the Debenture Trustee deems equitable, subject to the consent of the TSX.

The Trust will have the right to purchase Debentures in the market, by tender or by private contract.

Payment upon Redemption or Maturity

On redemption or at maturity, the Trust will repay the indebtedness represented by the Debentures by paying to the Debenture Trustee in lawful money of Canada an amount equal to the aggregate Redemption Price of the outstanding Debentures which are to be redeemed or the principal amount of the outstanding Debentures which have matured, as the case may be, together with accrued and unpaid interest thereon. The Trust may, at its option, on not more than 60 days and not less than 40 days prior notice and subject to applicable regulatory approval, elect to satisfy its obligation to pay the Redemption Price of the Debentures which are to be redeemed or the principal amount of the Debentures which have matured, as the case may be, by issuing Units to the holders of the Debentures. Any accrued and unpaid interest thereon will be paid in cash. The number of Units to be issued will be determined by dividing the aggregate Redemption Price of the outstanding Debentures which are to be redeemed or the principal amount of the outstanding Debentures which have matured, as the case may be, by 95% of the current market price on the date fixed for redemption or the maturity date, as the case may be. No fractional Units will be issued on redemption or maturity but in lieu thereof the Trust shall satisfy fractional interests by a cash payment equal to the current market price of any fractional interest.

The term "current market price" will be defined in the Indenture to mean the weighted average trading price of the Units on the TSX for the 20 consecutive trading days ending on the fifth trading day preceding the date fixed for redemption or the maturity date, as the case may be.

Subordination

The payment of the principal of, and interest on, the Debentures will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness of the Trust and indebtedness to trade creditors of the Trust. "Senior Indebtedness" of the Trust will be defined in the Indenture as the principal of and premium, if any, and interest on and other amounts in respect of all indebtedness of the Trust or any subsidiary of the Trust (whether outstanding as at the date of the Indenture or thereafter incurred), other than indebtedness evidenced by the Debentures and all other existing and future debentures or other instruments of the Trust which, by the terms of the instrument creating or evidencing the indebtedness, is expressed to be pari passu with, or subordinate in right of payment to, the Debentures.

The Indenture will provide that in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings relative to the Trust, or to its property or assets, or in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of the Trust, whether or not involving insolvency or bankruptcy, or any marshalling of the assets and liabilities of the Trust, then those holders of Senior Indebtedness, including any indebtedness to trade creditors, will receive payment in full before the holders of Debentures will be entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in any such event in respect of any of the Debentures or any unpaid interest accrued thereon.

The Indenture will also provide that the Trust will not make any payment, and the holders of the Debentures will not be entitled to demand, institute proceedings for the collection of, or receive any payment or benefit (including, without any limitation, by set-off, combination of accounts or realization of security or otherwise in any manner whatsoever) on account of indebtedness represented by the Debentures (a) in a manner inconsistent with the terms (as they exist on the date of issue) of the Debentures or (b) at any time when an event of default has occurred under the Senior Indebtedness and is continuing and notice of such event of default has been given by or on behalf of the holders of Senior Indebtedness to the Debenture Trustee, unless the Senior Indebtedness has been repaid in full. No holder of a Debenture has the right to institute any act or proceeding to enforce the Debentures in a manner inconsistent with the terms of the Indenture.

The Debentures will also be effectively subordinate to claims of creditors of the Trust's subsidiaries except to the extent the Trust is a creditor of such subsidiaries ranking at least pari passu with such other creditors. Specifically, the Debentures will be subordinated in right of payment to the prior payment in full of all indebtedness under the Credit Facilities and the Existing Debentures.

Priority over Trust Distributions

The Trust Indenture provides that certain expenses of the Trust must be deducted in calculating the amount to be distributed to the Unitholders. Accordingly, the funds required to satisfy the interest payable on the Debentures, as well as the amount payable upon redemption or maturity of the Debentures or upon an Event of Default (as defined below), will be deducted and withheld from the amounts that would otherwise be payable as distributions to Unitholders except for distributions that have been publicly announced by the Trust.

Change of Control of the Trust

Within 30 days following the occurrence of a change of control of the Trust involving the acquisition of voting control or direction over 66 2/3% or more of the Trust Units (a "Change of Control"), the Trust will be required to make an offer in writing to purchase all of the Debentures then outstanding (the "Debenture Offer"), at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest (the "Debenture Offer Price"). The Indenture provides that a change of control does not include a merger, reorganization, combination or other similar transaction if the previous holders of Trust Units and securities convertible or carrying the right to acquire Trust Units hold at least 50% of the voting control or direction in such merged, reorganized, combined or other continuing entity.

The Indenture contains notification and repurchase provisions requiring the Trust to give written notice to the Debenture Trustee of the occurrence of a Change of Control within 30 days of such event together with the Debenture Offer. The Debenture Trustee will thereafter promptly mail to each holder of Debentures a notice of the Change of Control together with a copy of the Debenture Offer to repurchase all the outstanding Debentures.

If 90% or more of the aggregate principal amount of the Debentures outstanding on the date of the giving of notice of the Change of Control have been tendered to the Trust pursuant to the Debenture Offer, the Trust will have the right and obligation to redeem all the remaining Debentures at the Debenture Offer Price. Notice of such redemption must be given by the Trust to the Debenture Trustee within 10 days following the expiry of the Debenture Offer, and as soon as possible thereafter, by the Debenture Trustee to the holders of the Debentures not tendered pursuant to the Debenture Offer.

Restrictions on Certain Transactions

The Indenture will contain provisions to the effect that subject to the discussion under "Offers for Debentures" below, the Trust shall not enter into any transaction or series of transactions whereby all or substantially all of its undertaking, property or assets would become the property of any other person (herein called a "Successor") whether by way of reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, unless, among other things prior to or contemporaneously with the consummation of such transaction the Trust and the Successor shall have executed such instruments and done such things as are necessary or advisable to establish that upon the consummation of such transaction the Successor will have assumed all the covenants and obligations of the Trust under the Indenture in respect of the Debentures and the Debentures will be valid and binding obligations of the Successor entitling the holders thereof, as against the Successor, to all the rights of Debentureholders under the Indenture.

Interest Payment Option

The Trust may elect, from time to time, to satisfy its obligation to pay all or any part of the interest on the Debentures (the "Interest Obligation"), on the date it is payable under the Indenture (an "Interest Payment Date"), by delivering sufficient Units to the Debenture Trustee to satisfy all or any part, as the case may be, of the Interest Obligation in accordance with the Indenture (the "Unit Interest Payment Election"). The Indenture will provide that, upon such election, the Debenture Trustee shall (a) accept delivery from the Trust of Units, (b) accept bids with respect to, and consummate sales of, such Units, each as the Trust shall direct in its absolute discretion, (c) invest the proceeds of such sales in short-term permitted government securities (as defined in the Indenture) which mature prior to the applicable Interest Payment Date, and use the proceeds received from such permitted government securities, together with any proceeds from the sale of Units not invested as aforesaid, to satisfy the Interest Obligation, and (d) perform any other action necessarily incidental thereto.

The Indenture will set forth the procedures to be followed by the Trust and the Debenture Trustee in order to effect the Unit Interest Payment Election. If a Unit Interest Payment Election is made, the sole right of a holder of Debentures in respect of interest will be to receive cash from the Debenture Trustee out of the proceeds of the sale of Units (plus any amount received by the Debenture Trustee from the Trust attributable to any fractional Units) in full satisfaction of the Interest Obligation, and the holder of such Debentures will have no further recourse to the Trust in respect of the Interest Obligation.

Neither the Trust's making of the Unit Interest Payment Election nor the consummation of sales of Units will (a) result in the holders of the Debentures not being entitled to receive on the applicable Interest Payment Date cash in an aggregate amount equal to the interest payable on such Interest Payment Date, or (b) entitle such holders to receive any Units in satisfaction of the Interest Obligation.

Events of Default

The Indenture will provide that an event of default ("Event of Default") in respect of the Debentures will occur if any one or more of the following described events has occurred and is continuing with respect of the Debentures: (a) failure for 10 days to pay interest on the Debentures when due; (b) failure to pay principal or premium, if any, on the Debentures when due, whether at maturity, upon redemption, by declaration or otherwise; (c) certain events of bankruptcy, insolvency or reorganization of the Trust under bankruptcy or insolvency laws; or (d) default in the observance or performance of any material covenant or condition of the Indenture and continuance of such default for a period of 30 days after notice in writing has been given by the Debenture Trustee to the Trust specifying such default and requiring the Trust to rectify the same. If an Event of Default has occurred and is continuing, the Debenture Trustee may, in its discretion, and shall upon receipt of a written request signed by holders of not less than 25% of the principal amount of Debentures then outstanding, declare the principal of and interest on all outstanding Debentures to be immediately due and payable. In certain cases, the holders of more than 50% of the principal amount of the Debentures then outstanding may, on behalf of the holders of all Debentures, by written request, instruct the Debenture Trustee to waive any Event of Default and/or cancel any such declaration upon such terms and conditions as such holders shall prescribe.

Offers for Debentures

The Indenture will contain provisions to the effect that if an offer is made for the Debentures which is a take-over bid for Debentures within the meaning of the Securities Act (Alberta) and not less than 90% of the Debentures (other than Debentures held at the date of the take-over bid by or on behalf of the offeror or associates or affiliates of the offeror) are taken up and paid for by the offeror, the offeror will be entitled to acquire the Debentures held by the holders of Debentures who did not accept the offer on the terms offered by the offeror.

Modification

The rights of the holders of the Debentures as well as any other series of debentures that may be issued under the Indenture may be modified in accordance with the terms of the Indenture. For that purpose, among others, the Indenture will contain certain provisions which will make binding on all Debenture holders resolutions passed at meetings of the holders of Debentures by votes cast thereat by holders of not less than 66 2/3% of the principal amount of the Debentures present at the meeting or represented by proxy, or rendered by instruments in writing signed by the holders of not less than 66 2/3% of the principal amount of the Debentures then outstanding. In certain cases, the modification will, instead or in addition, require assent by the holders of the required percentage of Debentures of each particularly affected series.

Limitation on Issuance of Additional Debentures

The Indenture will provide that the Trust shall not issue additional convertible debentures of equal ranking if the principal amount of all issued and outstanding convertible debentures of the Trust exceeds 25% of the Total Market Capitalization of the Trust immediately after the issuance of such additional convertible debentures. "Total Market Capitalization" will be defined in the Indenture as the total principal amount of all issued and outstanding debentures of the Trust which are convertible at the option of the holder into Units of the Trust plus the amount obtained by multiplying the number of issued and outstanding Units of the Trust and any outstanding exchangeable equity interests of the Trust (other than subordinated convertible debt) by the current market price of the Units on the relevant date.

Book-Entry System for Debentures

The Debentures may be issued in "book-entry only" form pursuant to the Indenture. The following discussion assumes that the Debentures to be issued at closing will be issued in "book-entry only" form. Debentures issued in "book-entry only" form must be purchased or transferred through a participant in the depository service of CDS (a "Participant"). On the closing date of the offering, the Debenture Trustee will cause the Debentures to be delivered to CDS and registered in the name of its nominee. The Debentures will be evidenced by a single book-entry only certificate. Registration of interests in and transfers of the Debentures will be made only through the depository service of CDS.

Except as described below, a purchaser acquiring a beneficial interest in the Debentures (a "Beneficial Owner") will not be entitled to a certificate or other instrument from the Debenture Trustee or CDS evidencing that purchaser's interest therein, and such purchaser will not be shown on the records maintained by CDS, except through a Participant. Such purchaser will receive a confirmation of purchase from the Underwriter or other registered dealer from whom Debentures are purchased.

Neither the Trust nor the Underwriters will assume any liability for: (a) any aspect of the records relating to the beneficial ownership of the Debentures held by CDS or the payments relating thereto; (b) maintaining, supervising or reviewing any records relating to the Debentures; or (c) any advice or representation made by or with respect to CDS and contained in this short form prospectus and relating to the rules governing CDS or any action to be taken by CDS or at the direction of its Participants. The rules governing CDS provide that it acts as the agent and depositary for the Participants. As a result, Participants must look solely to CDS and Beneficial Owners must look solely to Participants for the payment of the principal and interest on the Debentures paid by or on behalf of the Trust to CDS.

As indirect holders of Debentures, investors should be aware that they (subject to the situations described below): (a) may not have Debentures registered in their name; (b) may not have physical certificates representing their interest in the Debentures; (c) may not be able to sell the Debentures to institutions required by law to hold physical certificates for securities they own; and (d) may be unable to pledge Debentures as security.

The Debentures will be issued to Beneficial Owners in fully registered and certificate form (the "Debenture Certificates") only if: (a) required to do so by applicable law; (b) the book-entry only system ceases to exist; (c) the Trust or CDS advises the Debenture Trustee that CDS is no longer willing or able to properly discharge its responsibilities as depositary with respect to the Debentures and the Trust is unable to locate a qualified successor; (d) the Trust, at its option, decides to terminate the book-entry only system through CDS; or (e) after the occurrence of an Event of Default (as defined herein), Participants acting on behalf of Beneficial Owners representing, in the aggregate, more than 25% of the aggregate principal amount of the Debentures then outstanding advise CDS in writing that the continuation of a book-entry only system through CDS is no longer in their best interest, provided the Debenture Trustee has not waived the Event of Default in accordance with the terms of the Indenture.

Upon the occurrence of any of the events described in the immediately preceding paragraph, the Debenture Trustee must notify CDS, for and on behalf of Participants and Beneficial Owners, of the availability through CDS of Debenture Certificates. Upon surrender by CDS of the single certificate representing the Debentures and receipt of instructions from CDS for the new registrations, the Debenture Trustee will deliver the Debentures in the form of Debenture Certificates and thereafter the Trust will recognize the holders of such Debenture Certificates as debentureholders under the Indenture.

Interest on the Debentures will be paid directly to CDS while the book-entry only system is in effect. If Debenture Certificates are issued, interest will be paid by cheque drawn on the Trust and sent by prepaid mail to the registered holder or by such other means as may become customary for the payment of interest. Payment of principal, including payment in the form of Units if applicable, and the interest due, at maturity or on a redemption date, will be paid directly to CDS while the book-entry only system is in effect.

If Debenture Certificates are issued, payment of principal, including payment in the form of Units if applicable, and interest due, at maturity or on a redemption date, will be paid upon surrender thereof at any office of the Debenture Trustee or as otherwise specified in the Indenture.

PLAN OF DISTRIBUTION

Pursuant to the Underwriting Agreement, the Trust has agreed to issue and sell an aggregate of 5,345,000 Trust Units and $200,000,000 aggregate principal amount of Debentures to the Underwriters, and the Underwriters have severally agreed to purchase such Offered Units and Debentures on February 1, 2007 or such other date as may be agreed among the parties to the Underwriting Agreement. Delivery of the Offered Units and Debentures is conditional upon payment on closing of $23.40 per Offered Unit and $1,000 per Debenture by the Underwriters to the Trust. The Underwriting Agreement provides that the Trust will pay the Underwriters' Fee of $1.17 per Offered Unit for Offered Units and $40 per Debenture for Debentures issued and sold by the Trust for an aggregate fee payable by the Trust of $14,253,650 in consideration for the Underwriters' services in connection with the Offering.

The Trust has granted to the Underwriters the Over-allotment Option to purchase up to an additional 801,750 Trust Units at a price of $23.40 per Trust Unit and an additional $30,000,000 aggregate principal amount of Debentures at a price of $1,000 per Debenture on the same terms and conditions as the Offering, exercisable from time to time, in whole or in part, for a period of up to 30 days following closing of the Offering to cover over-allotments, if any, and for market stabilization purposes. If the Over-allotment Option is exercised in full, the total Offering, Underwriters' fee and net proceeds to the Trust (before expenses of the Offering) will be $373,833,950, $16,391,698 and $357,442,252, respectively. This prospectus also qualifies for distribution the grant of the Over-allotment Option and the issuance of Trust Units and Debentures pursuant to the exercise of the Over-allotment Option.

The obligations of the Underwriters under the Underwriting Agreement are several and not joint, and may be terminated at their discretion upon the occurrence of certain stated events. If one or more of the Underwriters fails to purchase its allotment of the Offered Units and the Debentures that it has agreed to purchase, the remaining Underwriters are obligated to purchase the Offered Units and Debentures not purchased by the Underwriter or Underwriters which fail to purchase, unless the percentage of the total number of Offered Units and Debentures which one or more of the Underwriters fail to purchase exceeds 4% of the total number of Offered Units and Debentures being offered, in which case, the remaining Underwriters may, but are not obligated to, purchase such Offered Units and Debentures. The Underwriters are, however, obligated to take up and pay for all of the Offered Units and the Debentures if any are purchased under the Underwriting Agreement. The Underwriting Agreement also provides that the Trust and HOC will indemnify the Underwriters and their directors, officers, agents, shareholders and employees against certain liabilities and expenses.

The Trust has been advised by the Underwriters that, in connection with the Offering, the Underwriters may effect transactions that stabilize or maintain the market price of the Trust Units or the Debentures at levels other than those that might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

The Trust has agreed that it shall not offer or issue, or enter into an agreement to offer or issue, Trust Units or debentures having attributes similar to those of the Debentures or any securities convertible or exchangeable into Trust Units or debentures having attributes similar to those of the Debentures for a period of 90 days subsequent to the closing date of the Offering, except for the grant of rights pursuant to the Trust Unit Rights Incentive Plan and the issue of Trust Units upon the exercise of rights which have been granted pursuant to such plan, the grant of awards pursuant to the Unit Award Incentive Plan and the issue of Trust Units upon the payment of awards which have been granted under such plan and the issue of Trust Units pursuant to the DRIP Plan, upon the conversion, redemption or maturity of, or interest payments on, the Existing Debentures or the Debentures, or as full or partial consideration for arm's length mergers, acquisition or transactions of similar nature without the consent of CIBC World Markets Inc., which consent may not be unreasonably withheld.

The Trust has applied to list the Offered Units, the Debentures and the Trust Units issuable on conversion or redemption of the Debentures on the TSX and the Offered Units and the Trust Units issuable on conversion or redemption of the Debentures on the NYSE. Such listings will be subject to the Trust fulfilling all of the listing requirements of the TSX and the NYSE, respectively.

The Offered Units and Debentures offered hereby and the Trust Units issuable on conversion or redemption of the Debentures (the "Securities") have not been and will not be registered under the 1933 Act, or any state securities laws, and accordingly may not be offered or sold within the United States or to U.S. persons (as such term is defined in Regulation S under the 1933 Act) except in transactions exempt from the registration requirements of the U.S. Securities Act and applicable state securities laws.

The Underwriting Agreement permits the Underwriters to offer and resell the Securities that they have acquired pursuant to the Underwriting Agreement to certain institutional accredited investors in the United States, provided such offers and sales are made in accordance with exemptions from the registration requirements under the 1933 Act. Moreover, the Underwriting Agreement provides that the Underwriters will offer and sell the Securities outside the United States only in accordance with Regulation S under the 1933 Act.

In addition, until 40 days after the commencement of the offering, an offer or sale of Securities within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the 1933 Act if such offer or sale is made otherwise than in accordance with an exemption from registration under the 1933 Act.

RELATIONSHIP AMONG THE TRUST AND CERTAIN UNDERWRITERS

Each of CIBC World Markets Inc., TD Securities Inc., RBC Dominion Securities Inc., Scotia Capital Inc., BMO Nesbitt Burns Inc., National Bank Financial Inc. and HSBC Securities (Canada) Inc. are direct or indirect wholly-owned subsidiaries of Canadian chartered banks which are lenders to HOC pursuant to the Credit Facilities and to which HOC is currently indebted. Consequently, the Trust may be considered a connected issuer of CIBC World Markets Inc., TD Securities Inc., RBC Dominion Securities Inc., Scotia Capital Inc., BMO Nesbitt Burns Inc., National Bank Financial Inc. and HSBC Securities (Canada) Inc. under applicable securities laws. In addition, CIBC World Markets Inc. acted as the exclusive financial advisor to Harvest with respect to the Acquisition.

As at January 16, 2007, approximately $1,666.2 million was outstanding under the Credit Facilities. See "Recent Development –Credit Facilities" and "Consolidated Capitalization of the Trust". HOC is in compliance with all material terms of the agreement governing the Credit Facilities and none of the lenders under the Credit Facilities has waived any breach by HOC thereunder since its execution. Harvest has granted security to the lenders under the Credit Facilities. See "Recent Developments – Credit Facilities". Neither the financial position of the Trust nor the value of the security under the Credit Facilities has changed substantially since the indebtedness under the Credit Facilities was incurred. The net proceeds of this Offering will be used to repay a portion of indebtedness to these banks outstanding as at October 31, 2006 under the Credit Facilities. See "Use of Proceeds".

The decision to distribute the Offered Units and Debentures offered hereunder and the determination of the terms of the distribution were made through negotiations primarily between HOC, on behalf of the Trust, and CIBC World Markets Inc. and TD Securities Inc., on their own behalf and on behalf of the other Underwriters. The lenders under the Credit Facilities did not have any involvement in such decision or determination, but have been advised of the issuance and terms thereof. As a consequence of this issuance, CIBC World Markets Inc., TD Securities Inc., RBC Dominion Securities Inc., Scotia Capital Inc., BMO Nesbitt Burns Inc., National Bank Financial Inc. and HSBC Securities (Canada) Inc. will receive their respective share of the Underwriters' fee.

INTEREST OF EXPERTS

Certain legal matters relating to the Offering will be passed upon by Burnet, Duckworth & Palmer LLP on behalf of the Trust, and by Macleod Dixon LLP on behalf of the Underwriters. As at the date hereof, the partners and associates of Burnet, Duckworth & Palmer LLP, as a group, and Macleod Dixon LLP, as a group, each own, directly or indirectly, less than 1% of the Units, respectively. Reserves estimates incorporated by reference into this short form prospectus are based upon reports prepared by GLJ Petroleum Consultants Ltd. ("GLJ"), McDaniel & Associates Consultants Ltd. ("McDaniel") and Sproule. As of the date hereof, the principals of GLJ, as a group, the principals of McDaniel, as a group, and the principals of Sproule, as a group, beneficially own, directly or indirectly, less than 1% of the Trust Units, respectively.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Burnet, Duckworth & Palmer LLP and Macleod Dixon LLP (collectively, "Counsel"), the following summary fairly describes the principal Canadian federal income tax considerations pursuant to the Tax Act generally applicable to a subscriber who acquires Trust Units and/or Debentures pursuant to the offering and who at all relevant times, for purposes of the Tax Act, holds the Units, Debentures and the Units issued on the conversion, redemption or maturity of the Debentures (collectively, the "Securities") as capital property and deals at arm's length with the Trust and the Underwriters and is not affiliated with the Trust.

Generally speaking, the Securities will be considered to be capital property to a holder provided the holder does not hold the Securities in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. Certain holders who might not otherwise be considered to hold their Debentures and Units as capital property may, in certain circumstances, be entitled to have them treated as capital property by making the election permitted by subsection 39(4) of the Tax Act. This summary is not applicable to: (i) a holder that is a "financial institution", as defined in the Tax Act for purposes of the mark-to-market rules; (ii) a holder of an interest in which would be a "tax shelter investment" as defined in the Tax Act; or (iii) a holder that is a "specified financial institution" as defined in the Tax Act. Any such holder should consult its own tax advisor with respect to an investment in the Securities.

This summary is based upon the provisions of the Tax Act in force as of the date hereof and Counsel's understanding of the current administrative policies of Canada Revenue Agency ("CRA"). Except for specifically proposed amendments to the Tax Act that have been publicly announced by the federal Minister of Finance prior to the date hereof, this summary does not take into account or anticipate changes in the income tax law, whether by legislative, regulatory or judicial action, nor any changes in the administrative or assessing practices of the CRA. This summary is not exhaustive of all of the Canadian federal income tax considerations nor does it take into account or anticipate any provincial, territorial or foreign tax considerations arising from the acquisition, ownership or disposition of Debentures or Trust Units and the conversion, redemption or maturity of the Debentures. Except as otherwise indicated, this summary is based on the assumption that all transactions described herein occur at fair market value.

This summary takes into account the October 31, 2006 Proposals. If enacted in the form proposed, such legislation would be expected to result in adverse tax consequences to the Trust and certain of its Unitholders.

This summary is of a general nature only and is not intended to be legal or tax advice to any prospective purchaser of Debentures or Trust Units. Consequently, prospective holders of Securities should consult their own tax advisors with respect to their particular circumstances.

Holders of Securities Resident in Canada

This portion of the summary is applicable to holders of Securities who, for the purposes of the Tax Act and at all relevant times, are resident or deemed to be resident in Canada.

Trust Units

Pursuant to the existing provisions of the Tax Act, each Unitholder that is a resident of Canada for purposes of the Tax Act is required to include in computing income for a particular taxation year the portion of the net income of the Trust, including net taxable capital gains, that is paid or payable to the Unitholder in that taxation year, whether or not the amount was actually paid to the Unitholder in that year. Income of a Unitholder from the Trust Units will generally be considered to be income from property and not resource income (or "resource profits") for purposes of the Tax Act. If appropriate designations are made by the Trust, such portion of the net taxable gains of the Trust and any taxable dividends received from taxable Canadian corporations as are paid or become payable to a Unitholder will effectively retain their character and be treated as such in the hands of the Unitholder for purposes of the Tax Act. Any loss of the Trust for purposes of the Tax Act cannot be allocated to, or treated as a loss of a Unitholder.

Pursuant to the October 31, 2006 Proposals, amounts in respect of Trust income payable to Unitholders that are not deductible to the Trust as a result of the Trust being characterized as a SIFT (as defined below under "Status of the Trust") trust will be treated as a dividend payable to the Unitholders. The October 31, 2006 Proposals indicate that such deemed dividends from a SIFT trust will be taxed as a taxable dividend from a taxable Canadian corporation. Under existing law dividends received or deemed to be received by an individual (other than certain trusts) will be included in computing the individual’s income for tax purposes and will be subject to the gross-up and dividend tax credit rules normally applicable to dividends received from taxable Canadian corporations. Dividends received or deemed to be received by a holder that is a corporation will generally be deductible in computing the corporation’s taxable income. Certain corporations, including private corporations or subject corporations (as such terms are defined in the Tax Act), may be liable to pay a refundable tax under Part IV of the Tax Act of 33 1/3% on dividends received or deemed to be received to the extent that such dividends are deductible in computing taxable income.

Units issued to a Unitholder in lieu of a cash distribution will have a cost equal to the fair market value of such units and will be averaged with the adjusted cost base of all other Trust Units held by the Unitholder at that time as capital property in order to determine the adjusted cost base of each Trust Unit.

Any amounts paid or payable by the Trust to a Unitholder in excess of the Unitholder's share of the income of the Trust and the non-taxable portion of capital gains made payable to Unitholders in the year will generally not be included in the income of the Unitholder but will reduce the adjusted cost base of such Unitholder's Trust Units. To the extent that the adjusted cost base to a holder of a Trust Unit would otherwise be less than nil, the negative amount will be deemed to be a capital gain of the Unitholder from the disposition of the Trust Unit in the year in which the negative amount arises. The non-taxable portion of capital gains of the Trust that is paid or made payable to the Unitholder in a year will not be included in computing the Unitholder's income for the year and will not reduce the adjusted cost base to the Unitholder of the Trust Units.

An actual or deemed disposition (other than in a tax deferred transaction) of Trust Units by a Unitholder, whether on a redemption or otherwise, will give rise to a capital gain (or capital loss) equal to the amount by which the proceeds of disposition (excluding any amount payable by the Trust which represents an amount that must otherwise be included in the Unitholder's income as described above) are greater than (or less than) the aggregate of the adjusted cost base of the Trust Units to the Unitholder plus any reasonable costs associated with the disposition. One-half of any capital gain realized by a Unitholder on a disposition of a Trust Unit will be included in the Unitholder's income under the Tax Act for the year of disposition as a taxable capital gain. One-half of any capital loss realized on a disposition of a Trust Unit must be deducted against taxable capital gains realized by the Unitholder in the year of disposition, and may be deducted in the three preceding taxation years or in any subsequent taxation year, to the extent and under the circumstances described in the Tax Act.

Taxable capital gains realized by a Unitholder who is an individual may give rise to minimum tax depending on such Unitholder's circumstances. A Unitholder that throughout the relevant year is a "Canadian-controlled private corporation" as defined in the Tax Act may be liable to pay a refundable tax of 6 2/3% on certain investment income, including taxable capital gains.

A redemption of Trust Units in consideration for cash, notes or redemption notes, as the case may be, will be a disposition of such Trust Units for proceeds of disposition equal to the amount of such cash or the fair market value of such notes or redemption notes, as the case may be, less any portion thereof that is considered to be a distribution out of the income of the Trust. Redeeming Unitholders will consequently recognize a capital gain, or sustain a capital loss, depending upon whether such proceeds exceed, or are exceeded by, the adjusted cost base of the Trust Units so redeemed. The receipt of notes or redemption notes in substitution for Trust Units may result in a change in the income tax characterization of distributions. Holders of notes or redemption notes generally will be required to include in income interest that is received or receivable or that accrues (depending on the status of the Unitholder as an individual, corporation or trust) on the notes or redemption notes. The cost to a Unitholder of any property distributed to a Unitholder by the Trust will be deemed to be equal to the fair market value of such property at the time of distribution less, in the case of notes, any accrued interest thereon. Unitholders should consult with their own tax advisors as to the consequences of receiving notes or redemption notes on a redemption.

Debentures

Interest on Debentures

A holder of Debentures that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will be required to include in computing its income for a taxation year any interest on the Debentures that accrues to it to the end of the particular taxation year or that has become receivable by or is received by it before the end of that taxation year, except to the extent that such interest was included in computing the holder's income for a preceding taxation year.

Any other holder will be required to include in computing income for a taxation year all interest on the Debentures that is received or receivable by the holder in that taxation year (depending upon the method regularly followed by the holder in computing income), except to the extent that the interest was included in the holder's income for a preceding taxation year. In addition, although the Debenture will generally not be an "investment contract" (as defined in the Tax Act) in relation to a holder, if at any time a Debenture should become an "investment contract" in relation to a holder, such holder will be required to include in computing income for a taxation year any interest that accrues to the holder on the Debenture to the end of any "anniversary day" (as defined in the Tax Act) in that year to the extent such interest was not otherwise included in the holder's income for that year or a preceding year.

A transferor of a Debenture will generally be required to include as interest, and not as proceeds of disposition, the amount of accrued but unpaid interest on such Debenture at the time of transfer except to the extent such amount was otherwise included in the holder's income for a preceding year. The computation of the amount of such interest on a transfer of Debentures is complex, and in some circumstances unclear. Sellers or transferors of Debentures should consult their own advisors regarding the tax consequences applicable to them.

Exercise of Conversion Privilege

A holder of a Debenture who exchanges a Debenture for Trust Units pursuant to the conversion privilege will be considered to have disposed of the Debenture for proceeds of disposition equal to the aggregate of the fair market value of the Trust Units so acquired at the time of the exchange and the amount of any cash received in lieu of fractional Trust Units (other than Trust Units issued or cash received in respect of interest). The holder will realize a capital gain or capital loss computed as described below under "Other Dispositions of Debentures".

The cost to the holder of the Trust Units so acquired will also be equal to their fair market value at the time of the exchange and must be averaged with the adjusted cost base of all other Trust Units held as capital property by the holder for the purpose of calculating the adjusted cost base of such Trust Units.

Redemption or Repayment of Debentures

If the Trust redeems a Debenture prior to maturity or repays a Debenture upon maturity, the holder will be considered to have disposed of the Debenture for proceeds of disposition equal to the amount received by the holder (other than the amount received as or in lieu of unpaid interest) on such redemption or repayment. If the holder receives Trust Units on redemption or repayment (otherwise than in respect of interest), the holder will be considered to have proceeds of disposition equal to the fair market value of the Trust Units so received and the amount of any cash received in lieu of fractional Trust Units. The holder may realize a capital gain or capital loss computed as described below under "Other Dispositions of Debentures". The cost to the holder of the Trust Units so received will also be equal to their fair market value at the time of the exchange and must be averaged with the adjusted cost base of all other Trust Units held as capital property by the holder for the purpose of calculating the adjusted cost base of such Trust Units.

Other Dispositions of Debentures

A disposition or deemed disposition by a holder of a Debenture will generally result in the holder realizing a capital gain (or capital loss) equal to the amount by which the proceeds of disposition (adjusted as described above, in respect of accrued interest) are greater (or less) than the aggregate of the holder's adjusted cost base thereof and any reasonable costs of disposition. Any such capital gains or capital losses will be treated, for tax purposes, in the same manner as capital gains and capital losses arising from a disposition of Trust Units which treatment is discussed above under "Holders of Securities Resident in Canada — Trust Units".

Upon such a disposition or deemed disposition of a Debenture, interest accrued thereon to the date of disposition will generally be excluded in computing the holder's proceeds of disposition of the Debenture.

Holders of Securities Not Resident in Canada

This portion of the summary applies to a holder of Securities who, for the purposes of the Tax Act and any relevant tax treaty, and at all relevant times, is not resident in Canada and is not deemed to be resident in Canada, does not use or hold, and is not deemed to use or hold, Securities in, or in the course of, carrying on a business in Canada, and is not an insurer who carries on an insurance business or is deemed to carry on an insurance business in Canada and elsewhere (a "Non-Resident").

Trust Units

Under existing law, any distribution of income of the Trust to a Non-Resident Unitholder will generally be subject to Canadian withholding tax at the rate of 25%, unless such rate is reduced under the provisions of a tax treaty between Canada and the Unitholder's jurisdiction of residence. A Unitholder resident in the United States who is entitled to claim the benefit of the Canada-US Tax Convention will be entitled to have the rate of withholding reduced to 15% of the amount of any income distributed. Based on representations from HOC, Counsel is of the opinion that a Trust Unit is a Canadian property mutual fund investment, and therefore, the Trust is also obligated to withhold on all distributions to non-residents in excess of the Unitholder's share of the income of the Trust at the rate of 15%.

Where a non-resident sustains a capital loss on a disposition of Trust Units (or other properties that qualify as a Canadian property mutual fund investment) such loss may be utilized to reduce or recover the non-resident's tax liability in respect of such distributions in limited circumstances as provided in the Tax Act.

Pursuant to the October 31, 2006 Proposals amounts in respect of Trust income payable to Unitholders that are not deductible to the Trust as a result of the Trust being characterized as a SIFT trust will be treated as a dividends payable to the Unitholders. Under existing law, dividends paid to a Non Resident will be subject to Canadian withholding tax at a rate of 25%, unless such rate is reduced under the provisions of an applicable tax treaty. A taxable Unitholder resident in the United States who is entitled to claim the benefit of the Canada-US Tax Convention generally will be entitled to have the rate of withholding reduced to 15% of the amount of such dividend.

A disposition or deemed disposition of a Trust Unit, whether on redemption or otherwise, will not give rise to any capital gains subject to tax under the Tax Act to a Non-Resident provided that the Trust Units are not "taxable Canadian property" of the holder for the purposes of the Tax Act. Trust Units will not be considered taxable Canadian property to such a holder unless: (a) the holder holds or uses, or is deemed to hold or use the Trust Units in the course of carrying on business in Canada; (b) the Trust Units are "designated insurance property" of the holder for purposes of the Tax Act; (c) at any time during the 60 month period immediately preceding the disposition of the Trust Units the holder or persons with whom the holder did not deal at arm's length or any combination thereof, held 25% or more of the issued Trust Units; or (d) the Trust is not a mutual fund trust for the purposes of the Tax Act on the date of disposition.

Interest paid or credited on notes to a Non-Resident Unitholder who receives notes or redemption notes on a redemption of Trust Units will be subject to Canadian withholding tax at a rate of 25%, unless such rate is reduced under the provisions of an applicable tax treaty. A Unitholder resident in the United States who is entitled to claim the benefit of the Canada-US Tax Convention generally will be entitled to have the rate of withholding reduced to 10% of the amount of such interest.

Debentures

Interest paid or credited, or deemed to be paid or credited (including any premium on redemptions and accrued interest on sales or transfers described below), to a Non-Resident holder of Debentures, notes or redemption notes will generally be subject to Canadian withholding tax at a rate of 25% unless such rate is reduced under the provisions of an applicable tax treaty. The rate of withholding is reduced to 10% where such interest is paid or credited, or deemed paid or credited, to Non-Resident holders of Debentures, notes or redemption notes who are residents of the United States who are entitled to claim the benefit of the Canada-US Tax Convention. A transfer or sale of a Debenture by a Non-Resident where there is accrued or unpaid interest will, in certain circumstances, be treated as the receipt of interest by the Non-Resident and will also be subject to Canadian withholding tax, and the vendor or transferee will be subject to the obligation to withhold and remit such tax in the manner prescribed in the Tax Act.

The disposition of a Debenture by a Non-Resident holder will generally not be subject to tax under the Tax Act for the same reasons as discussed above if Trust Units held by a particular holder (including Trust Units acquired upon a conversion, repayment or maturity of Debentures) would not constitute "taxable Canadian property" as described under "Holders of Securities Not Resident in Canada — Trust Units" except to the extent that the disposition is to a Canadian resident and a portion of the proceeds are deemed to be interest. Such interest will generally be subject to Canadian withholding tax as described above.

The computation of the amount of interest which is deemed to have been paid on a transfer of Debentures is complex, and in some circumstances unclear. Sellers or transferors of Debentures should consult their own advisors as to whether any withholding obligation applies.

Status of the Trust

Based upon representations made by HOC, in the opinion of Counsel, the Trust presently qualifies as a "mutual fund trust" as defined by the Tax Act, and this summary assumes that the Trust will continue to so qualify. Counsel is advised by HOC that it is intended that the requirements necessary for the Trust to qualify as a mutual fund trust will continue to be satisfied so that the Trust will continue to qualify as a mutual fund trust at all times throughout its existence. In the event that the Trust were not to so qualify, the income tax considerations would in some respects be materially different from those described herein.

Pursuant to the October 31, 2006 Proposals the Trust will likely be characterized as a "specified investment flow-through" ("SIFT") trust and as a result would be subject to the October 31, 2006 Proposals. It is assumed for purposes of this summary that the Trust will be characterized as a SIFT trust. The October 31, 2006 Proposals are to apply commencing January 1, 2007 for all SIFT trusts that begin to be publicly traded after October 2006 and January 1, 2011 for all SIFT trusts that were previously publicly traded, subject to the possibility that a SIFT that was already publicly traded before November 2006 may become subject to the new rules before January 1, 2011 if the trust experiences growth, other than "normal growth", before then. On December 15, 2006, the Department of Finance issued guidelines with respect to what is meant by "normal growth" in this context. Of particular significance to the Trust in the context of this Offering is the following:

(a)    for the period from November 1, 2006 to December 31, 2007, a SIFT will be permitted a "safe harbour" equity growth of 40%. The safe harbour will be measured by reference to the aggregate market capitalization, as at the end of trading on October 31, 2006, of the SIFT's issued and outstanding publicly-traded units (not including convertible debt, options or other interests that are convertible into or exchangeable for units);

(b)    replacing debt that was outstanding as of October 31, 2006 with new equity will not be considered growth; and

(c)    the exchange, for trust units, of exchangeable partnership units or exchangeable shares that were outstanding on October 31, 2006 will not be considered growth for those purposes and will therefore not affect the safe harbour where the issuance of the trust units is made in satisfaction of the exercise of the exchange right by a person other than the SIFT.

According to the Department of Finance guidelines, new equity for these purposes includes units and debt that is convertible into units. As of the close of trading on October 31, 2006, the Trust's market capitalization (not including any securities convertible into or exchangeable for Trust Units) was approximately $3.7 billion.

It is assumed for the purposes of this summary that the Trust will not be subject to the October 31, 2006 Proposals until January 1, 2011.

Taxation of the Trust

The Trust is required to include in its income for each taxation year all net realized taxable capital gains, dividends, accrued interest and amounts accrued in respect of the Trust's net profit interests held by it. The Trust may deduct in respect of each taxation year an amount not exceeding 20% of the total issue expenses of the offering and other offerings of its Trust Units or debt obligations (subject to proration for a short taxation year) to the extent that those expenses were not otherwise deductible in a preceding year, and may also deduct reasonable management and administration fees incurred by it in the year. The Trust may also deduct, in computing its income from all sources for a taxation year, an amount not exceeding 10% on a declining balance basis of its cumulative Canadian oil and gas property expense account at the end of that year, prorated for short taxation years.

Pursuant to the existing provisions of the Tax Act, to the extent that the Trust has any income for a taxation year after the inclusions and deductions outlined above, the Trust will be permitted to deduct all amounts of income which are paid or become payable by it to Unitholders in the year. An amount will be considered payable to a Unitholder in a taxation year only if it is paid in the year by the Trust or the Unitholder is entitled in the year to enforce payment of the amount. Counsel is advised that the Trust intends to deduct, in computing its income, the full amount available for deduction in each year to the extent of its taxable income for the year otherwise determined. As a result of such deductions from income, it is expected that the Trust will not be liable for any material amount of tax under the Tax Act; however no assurances can be given in this regard.

Under the October 31, 2006 Proposals, commencing in January 2011 (provided that the Trust experiences only "normal growth" and no "undue expansion" before then) the Trust will be liable for tax at the "net corporate income tax rate" combined with the "provincial SIFT tax factor" (effectively, the federal general corporate tax rate plus 13% on account of provincial corporate tax) on all income payable to Unitholders, which the Trust will not be able to deduct as a result of being characterized as a SIFT trust.

Pursuant to the October 31, 2006 Proposals, a SIFT trust will be prevented from deducting any part of the amounts payable to Unitholders in respect of: (i) income (other than dividends that the Trust could, if it were a corporation, deduct under the Tax Act) from its non-portfolio properties; and (ii) taxable capital gains from its dispositions of non-portfolio properties. "Non-portfolio properties" include Canadian resource properties (if the total fair market value of the SIFT trust's Canadian resource properties and certain other types of property is greater than 50% of the total enterprise value of the SIFT trust itself) and investments in a "subject entity" (if the SIFT trust holds securities of the subject entity that have a fair market value greater than 10 percent of the subject entity's total enterprise value, or if the SIFT trust holds securities of the subject entity or its affiliates that have a total fair market value greater than 50% of the enterprise value of the SIFT trust).

A subject entity will include corporations resident in Canada, trusts resident in Canada, and partnerships that are Canadian partnerships for purposes of the Tax Act. It is expected that the investment by the Trust in its material subsidiaries will be investments in a subject entity for these purposes.

Under the Trust Indenture, income received by the Trust may be used to finance cash redemptions of Trust Units. Further, it is possible that income received by the Trust will be used to repay the principal amount of any outstanding indebtedness (including the Debentures, notes and any redemption notes). Accordingly, such income so utilized will not be payable to holders of the Trust Units by way of cash distributions. In such circumstances, such income may be payable to holders of Trust Units in the form of additional Trust Units.

ELIGIBILITY FOR INVESTMENT

Provided the Trust qualifies as a mutual fund trust, the Offered Units and Debentures and the Trust Units issuable upon conversion, redemption or maturity of the Debentures, on the date of the Closing of the Offering, will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans (except, in the case of the Debentures, a deferred profit sharing plan to which the Trust has made a contribution) and registered education savings plans (collectively, the "Plans"). If the Trust ceases to qualify as a mutual fund trust, the Offered Units and Debentures and the Trust Units issuable upon conversion, redemption or maturity of the Debentures will cease to be qualified investments for Plans. Adverse tax consequences may apply to a Plan, or an annuitant thereunder, if the Plan acquires or holds property that is not a qualified investment for the Plan.

See also "Risk Factors – Risks Related to Harvest's Structure – Investment Eligibility" on page 36 in the AIF, incorporated by reference herein.

RISK FACTORS

An investment in the securities of the Trust is subject to certain risks. Harvest's conventional oil and natural gas operations are conducted in the same business environment as most other oil and natural gas operators and the business risks are very similar. However, the Harvest Energy Trust structure is significantly different than that of a traditional corporation with share capital and there are certain unique business risks of Harvest's structure. A summary of Harvest's oil and natural gas operations risks as well as the risks of its structure are presented on page 30 of Harvest's Annual Information Form for the year ended December 31, 2005. In addition to such risk factors, investors should carefully consider the risks described in the Acquisition BAR relating specifically to the Acquisition in addition to the additional risks described below.

Income Tax Matters

The October 31, 2006 Proposals propose to apply a tax at the trust level on distributions of certain income from publicly traded mutual fund trusts at rates of tax comparable to the combined federal and provincial corporate tax and to treat such distributions as dividends to the unitholders. Existing trusts will have a four-year transition period and, subject to the qualification below, will not be subject to the new rules until January 1, 2011. However, assuming the October 31, 2006 Proposals are ultimately enacted in their form, the implementation of such legislation would be expected to result in adverse tax consequences to the Trust and certain Unitholders (including most particularly Unitholders that are tax deferred or non-residents of Canada) and may impact cash distributions from the Trust.

In light of the foregoing, management of HOC believes that the October 31, 2006 Proposals may reduce the value of the Trust Units, which would be expected to increase the cost to the Trust of raising capital in the public capital markets. In addition management of HOC believes that the October 31, 2006 Proposals are expected to: (a) substantially eliminate the competitive advantage that the Trust and other Canadian energy trusts enjoy relative to their corporate peers in raising capital in a tax-efficient manner, and (b) place the Trust and other Canadian energy trusts at a competitive disadvantage relative to industry competitors, including U.S. master limited partnerships, which will continue to not be subject to entity level taxation. The October 31, 2006 Proposals are also expected to make the Trust Units less attractive as an acquisition currency.

As a result, it may become more difficult for the Trust to compete effectively for acquisition opportunities. There can be no assurance that the Trust will be able to reorganize its legal and tax structure to substantially mitigate the expected impact of the October 31, 2006 Proposals.

Further, the proposals provide that, while there is no intention to prevent "normal growth" during the transitional period, any "undue expansion" could result in the transition period being "revisited", presumably with the loss of the benefit to the Trust of that transitional period. As a result, the adverse tax consequences resulting from the proposals could be realized sooner than January 1, 2011. On December 15, 2006, the Department of Finance issued guidelines with respect to what is meant by "normal growth" in this context. Specifically, the Department of Finance stated that "normal growth" would include equity growth within certain "safe harbour" limits, measured by reference to a SIFT's market capitalization as of the end of trading on October 31, 2006 (which would include only the market value of the SIFT's issued and outstanding publicly-traded trust units, and not any convertible debt, options or other interests convertible into or exchangeable for trust units). Those safe harbour limits are 40% for the period from November 1, 2006 to December 31, 2007, and 20% each for calendar 2008, 2009 and 2010. Moreover, these limits are cumulative, so that any unused limit for a period carries over into the subsequent period. Additional details of the Department of Finance’s guidelines include the following:

(a)    new equity for these purposes includes units and debt that is convertible into units (and may include other substitutes for equity if attempts are made to develop those);

(b)    replacing debt that was outstanding as of October 31, 2006 with new equity, whether by a conversion into trust units of convertible debentures or otherwise, will not be considered growth for these purposes and will therefore not affect the safe harbour; and

(c)    the exchange, for trust units, of exchangeable partnership units or exchangeable shares that were outstanding on October 31, 2006 will not be considered growth for those purposes and will therefore not affect the safe harbour where the issuance of the trust units is made in satisfaction of the exercise of the exchange right by a person other than the SIFT.

The Trust’s market capitalization as of the close of trading on October 31, 2006, having regard only to its issued and outstanding publicly-traded Trust Units, was approximately $3.7 billion, which means the Trust’s "safe harbour" equity growth amount for the period ending December 31, 2007 is approximately $1.5 billion, and for each of calendar 2008, 2009 and 2010 is an additional approximately $0.7 billion (in any case, not including equity, including convertible debentures, issued to replace debt that was outstanding on October 31, 2006).

While these guidelines are such that it is unlikely they would affect the Trust’s ability to raise the capital required to maintain and grow its existing operations in the ordinary course during the transition period, they could adversely affect the cost of raising capital and the Trust’s ability to undertake more significant acquisitions.

It is not known at this time when the October 31, 2006 Proposals will be enacted by Parliament, if at all, or whether the October 31, 2006 Proposals will be enacted in the form currently proposed.

Possible Failure to Realize Anticipated Benefits of the Acquisition

Achieving the anticipated benefits of the Acquisition will depend in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as the Trust's ability to realize the anticipated growth opportunities and synergies from combining the acquired assets and operations with its present properties and operations. The integration of the acquired assets will require the dedication of substantial management effort, time and resources which may divert management's focus and resources from other strategic opportunities and from operational matters during this process. The integration process may result in the loss of key employees and the disruption of ongoing business, customer and employee relationships that may adversely affect the Trust's ability to achieve the anticipated benefits of these and future acquisitions.

LEGAL PROCEEDINGS

There are no outstanding legal proceedings material to the Trust to which the Trust or HOC is a party or in respect of which any of its respective properties are subject, nor are any such proceedings known by the Trust to be contemplated, except as described in this short form prospectus including the Acquisition BAR incorporated by reference into this short form prospectus.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the Provinces and Territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories, securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the province or territory in which the purchaser resides for the particulars of these rights or consult with a legal advisor.

AUDITORS' CONSENTS

Consent of KPMG LLP

The Board of Directors of Harvest Operations Corp. on behalf of Harvest Energy Trust

We have read the preliminary short form prospectus dated January 17, 2007 relating to the sale and issue of 5,345,000 trust units and $200,000,000 aggregate principal amount of convertible unsecured subordinated debentures of Harvest Energy Trust (the "Trust"). We have complied with Canadian generally accepted standards for an auditors' involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned preliminary short form prospectus of our report to the unitholders of the Trust on the consolidated balance sheets of the Trust as at December 31, 2005 and 2004 and the consolidated statements of income and accumulated income and cash flows for the years then ended. Our report is dated March 8, 2006.

We consent to the incorporation by reference in the above-mentioned preliminary short form prospectus of our report to the unitholders of the Trust on the amended consolidated balance sheets of the Trust as at December 31, 2004 and 2003 and the amended consolidated statements of income and accumulated income and cash flows for the years then ended. Our report is dated March 24, 2005, except for notes 2(j), 2(l), 3, 11, 12, 13, 14, 15, 16 and 20 which are as at December 20, 2005.

(signed) "KPMG LLP"
Chartered Accountants

Calgary, Canada
January 17, 2007

Consent of Deloitte & Touche LLP

We have read the preliminary short form prospectus (the "Prospectus") of Harvest Energy Trust (the "Trust") dated January 17, 2007 qualifying the distribution of 5,345,000 trust units and $200,000,000 aggregate principal amount of 7.25% convertible unsecured subordinated debentures of the Trust. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Prospectus of our report to the unitholders of Viking Energy Royalty Trust ("VERT") on the consolidated balance sheets of VERT as at December 31, 2004 and 2003 and the consolidated statements of income (loss) and accumulated earnings (deficit) and cash flows for the years then ended. Our report is dated February 22, 2005 (except as to Notes 16(b) and 18 which are as at March 10, 2005).

We also consent to the incorporation by reference in the above-mentioned Prospectus of our report to the shareholders of Storm Energy Ltd. ("Storm") on the consolidated balance sheets of Storm as at December 31, 2003 and 2002 and the consolidated statements of income and retained earnings and cash flows for the year ended December 31, 2003 and for the period from commencement of operations on August 23, 2002 to December 31, 2002. Our report is dated February 18, 2004 (except as to Notes 1(a) and 11 which are as of October 7, 2004).

We also consent to the incorporation by reference in the above-mentioned Prospectus of our report to the Managing Partner of Nexen Canada No. 1 on the schedule of revenue and expenses of the properties of Nexen Canada No. 1 for each of the years in the two-year period ended December 31, 2004. Our report is dated February 28, 2005.

(signed) "Deloitte & Touche LLP"
Chartered Accountants

Calgary, Alberta
January 17, 2007

Consent of PricewaterhouseCoopers LLP

We have read the preliminary short form prospectus (the "Prospectus") of Harvest Energy Trust (the "Trust") dated January 17, 2007 relating to the sale and issue of 5,345,000 trust units and $200,000,000 aggregate principal amount of convertible unsecured subordinated debentures of the Trust. We have complied with Canadian Generally Accepted Standards for an auditor's involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Prospectus of our report dated July 16, 2004 to the Trustee of the Trust and the Board of Directors of Harvest Operations Corp. on the schedule of revenues, royalties and operating expenses of the EnCana Properties (referred to as the "New Properties" in our audit report) for the two years ended December 31, 2003 and 2002.

We also consent to the incorporation by reference in the above mentioned Prospectus of our report dated February 17, 2006 to the directors of Viking Holdings Inc. on the consolidated balance sheet of Viking Energy Royalty Trust as at December 31, 2005 and the consolidated statements of income and accumulated earnings (deficit) and cash flows for the year then ended.

We also consent to the incorporation by reference in the above mentioned Prospectus of our report dated February 18, 2005 (except as to Note 18, which is as at March 1, 2005) to the directors of Viking Energy Royalty Trust on the consolidated balance sheets of Calpine Natural Gas Trust as at December 31, 2004 and 2003 and on the consolidated statements of earnings and unitholders' equity and cash flows for the year ended December 31, 2004 and for the period October 15, 2003 to December 31, 2003.

(signed) "PricewaterhouseCoopers LLP"
PricewaterhouseCoopers LLP
Chartered Accountants

Calgary, Alberta
January 17, 2007

Consent of Ernst & Young LLP

We have read the preliminary short form prospectus (the "Prospectus") of Harvest Energy Trust (the "Trust") dated January 17, 2007 relating to the issue and sale of 5,345,000 trust units and $200,000,000 aggregate principal amount of convertible unsecured subordinated debentures of the Trust. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

We consent to the incorporation by reference, in the above-mentioned Prospectus, of our report to the Board of Directors of Vitol Refining S.A. and North Atlantic Refining Limited on the combined balance sheets of Vitol Refining S.A. and North Atlantic Refining Limited as at December 31, 2005 and 2004, and the combined statements of income, shareholder's equity, and cash flows for the years then ended. Our report is dated October 6, 2006 (except for Note 19 which is as at October 31, 2006).

(signed) "Ernst & Young LLP"
Ernst & Young LLP
Chartered Accountants

St. John's, Canada
January 17, 2007

C-1

CERTIFICATE OF THE TRUST

Dated: January 17, 2007

This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the Provinces and Territories of Canada. For the purpose of the Province of Quebec, this simplified prospectus, together with documents incorporated herein by reference and as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

HARVEST ENERGY TRUST
By: HARVEST OPERATIONS CORP.
(signed) "John Zahary"	(signed) "Robert Fotheringham"
President and Chief Executive Officer	Vice President Finance and Chief Financial Officer

ON BEHALF OF THE BOARD OF DIRECTORS

(signed) "M. Bruce Chernoff"	(signed) "John A. Brussa"
Director	Director

C-2

CERTIFICATE OF THE UNDERWRITERS

Dated: January 17, 2007

To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the Provinces and Territories of Canada. For the purpose of the Province of Quebec, to our knowledge, this simplified prospectus, together with documents incorporated herein by reference and as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.
CIBC WORLD MARKETS INC.	TD SECURITIES INC.

By: (signed) "Brenda A. Mason"	By: (signed) "Alec W.G. Clark"

RBC DOMINION SECURITIES INC.

By: (signed) "Gordon M. Ritchie"

SCOTIA CAPITAL INC.

By: (signed) "Mark Herman"

BMO NESBITT BURNS INC.

By: (signed) "Aaron M. Engen"

NATIONAL BANK FINANCIAL INC.

By: (signed) "Vanessa A. Stockbrugger"

HSBC SECURITIES (CANADA) INC.

By: (signed) "Rod A. McIsaac"
FIRSTENERGY CAPITAL CORP.	CANACCORD CAPITAL CORPORATION

By: (signed) "Hugh R. Sanderson"	By: (signed) "Karl B. Staddon"

DUNDEE SECURITIES	GMP SECURITIES L.P.	RAYMOND JAMES LTD.	TRISTONE CAPITAL
CORPORATION			INC.

By: (signed) "Sheldon	By: (signed) "Sandy L.	By: (signed) "Jason Holtby"	By: (signed) "David M.
McDonough"	Edmonstone"		Vetters"